Filed Pursuant to Rule 424(b)(2)

Registration No. 333-120112

Prospectus Supplement

(To Prospectus dated March 14, 2005)

Scottish Power plc

$550,000,000 4.910% Notes due 2010

$600,000,000 5.375% Notes due 2015

$350,000,000 5.810% Notes due 2025

The 2010 notes will bear interest at 4.910% per year, the 2015 notes will bear interest at 5.375% per year and the 2025 notes will bear interest at 5.810% per year. The 2010 notes will mature on March 15, 2010, the 2015 notes will mature on March 15, 2015 and the 2025 notes will mature on March 15, 2025. We will pay interest on the notes on March 15 and September 15 of each year, commencing September 15, 2005. The notes of each series will be unsecured and will rank equally with all other unsecured, unsubordinated obligations of Scottish Power plc from time to time outstanding.

We may redeem some or all of the notes of each series at any time at the redemption prices described under “Description of the Notes—Optional Redemption.” We may also redeem the notes, at par, plus any accrued interest and any additional amounts due on the date fixed for such redemption, upon certain tax law changes that require us to pay additional amounts.

Application will be made to list the notes on the New York Stock Exchange.

Investing in the notes involves risks. See “ Risk Factors” beginning on page 2 of the attached prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Discounts and Commissions	Proceeds to Us(1)

Per 4.910% Note due 2010	99.970%	0.350%	99.620%
Per 5.375% Note due 2015	99.993%	0.450%	99.543%
Per 5.810% Note due 2025	99.954%	0.875%	99.079%
Total	$1,499,632,000	$7,687,500	$1,491,944,500

(1)	Plus accrued interest from March 21, 2005 if settlement occurs after that date.

We expect to deliver the notes of each series to investors in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear and Clearstream, on or about March 21, 2005.

Joint Book-Running Managers

JPMorgan	Morgan Stanley	RBS Greenwich Capital

Co-Managers

BNP PARIBAS

Commerzbank Corporates & Markets

Credit Suisse First Boston

HSBC

Mitsubishi Securities International plc

March 15, 2005

You should only rely on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement and the attached prospectus, as well as the information in documents incorporated by reference, is accurate as of any date other than the date on the front of these documents or such date such information purports to be given. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the attached prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the notes in the prospectus supplement differs from the description in the attached prospectus, the description in the prospectus supplement supersedes the description in the attached prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the related prospectus may contain statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as “Forward-Looking Statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements with respect to us, our corporate plans, future financial condition, future results of operations, future business plans, strategies, objectives and beliefs and other statements that are not historical facts are forward looking. Statements containing the words “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “plan,” “project,” “target,” “on track to,” “strategy,” “aim,” “seek,” “will meet” or other similar words are also forward looking. These statements are based on our management’s assumptions and beliefs in light of the information available to us. These assumptions involve risks and uncertainties which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

We wish to caution readers, and others to whom forward-looking statements are addressed, that any such forward-looking statements are not guarantees of future performance and that actual results may differ materially from estimates in the forward-looking statements. We undertake no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof. You should read the sections entitled “Cautionary Statement for Purposes of the ‘Safe Harbor’ Provisions of the Private Securities Litigation Reform Act of 1995” in our Annual Report on Form 20-F for the year ended March 31, 2004, “Safe Harbor” in our report on Form 6-K dated February 22, 2005, and “Forward-Looking Statements” on page 73 of the attached prospectus for additional information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, special reports and other information with the SEC under File No. 001-14676. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges. Documents we file with or submit to the SEC electronically are also available on the website maintained by the SEC at www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained in this prospectus. The information that we incorporate by reference is an important part of this prospectus supplement. We incorporate by reference the following documents and any future filings that we file with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the securities covered by this prospectus supplement have been sold:

•	Our Annual Report on Form 20-F for the fiscal year ended March 31, 2004;

•	Our report on Form 6-K furnished to the SEC on October 29, 2004;

•	Our report on Form 6-K furnished to the SEC on December 23, 2004;

•	Our report on Form 6-K furnished to the SEC on February 22, 2005 (regarding third quarter and nine month financial results to December 31, 2004);

•	Our report on Form 6-K furnished to the SEC on March 2, 2005 (regarding Utah general rate case); and

•	Our reports on Form 6-K furnished to the SEC after the date of this prospectus supplement only to the extent that the forms expressly state that we incorporate them by reference into this prospectus supplement.

For additional information on documents incorporated by reference, you should read “Where You Can Find More Information About Us” in the attached prospectus.

You may request a copy of the filings referred to above, excluding exhibits to such filings unless an exhibit has been specifically incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following address:

Scottish Power plc

1 Atlantic Quay

Glasgow G2 8SP, Scotland

Attn: Company Secretary

Tel. No.: 011-44-141-636-4513

PRESENTATION OF INFORMATION

We present our financial statements in pounds sterling and in accordance with generally accepted accounting principles in the United Kingdom, or UK GAAP. For a discussion of certain significant differences between UK GAAP and generally accepted accounting principles in the United States, or US GAAP, as they relate to Scottish Power plc, we refer you to Note 34 to our audited consolidated financial statements for the fiscal year ended March 31, 2004, which are included in our Annual Report on Form 20-F and are incorporated by reference into this prospectus supplement and the accompanying prospectus.

When we refer to “£,” we mean pounds sterling. When we refer to “$,” we mean US dollars. Except where noted, all financial information is presented in accordance with UK GAAP.

When we refer to “MW,” we mean megawatts of electrical power. When we refer to “BCF,” we mean billion cubic feet.

EXCHANGE RATES

A substantial portion of our assets, liabilities, revenues and expenses is denominated in currencies other than pounds sterling, principally the US dollar. The following table sets out, for the periods and dates indicated, certain information concerning the noon buying rate in New York City for cable transfers in pounds sterling published by the Federal Reserve Bank of New York. On March 15, 2005, the noon buying rate was £1 = $1.9134.

Financial year	High	Low	Average(1)	Period End
	(U.S. dollars per pound)
2000	$1.6538	$1.3997	$1.5125	$1.4955
2001	$1.5045	$1.3730	$1.4382	$1.4543
2002	$1.6095	$1.4074	$1.5084	$1.6095
2003	$1.7842	$1.5500	$1.6450	$1.7842
2004	$1.9482	$1.7544	$1.8356	$1.9160
2005 (through March 15, 2005)	$1.9292	$1.8570	$1.9050	$1.9134

(1)	The average noon buying rates on the last business day of each month during the relevant period.

SUMMARY

In this prospectus supplement, the terms “ScottishPower,” “we,” “our” and “us” refer to Scottish Power plc and its consolidated subsidiaries, unless the context indicates otherwise.

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities and Guarantees” section of the attached prospectus contain more detailed information regarding the terms and conditions of the notes. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere or incorporated by reference in this prospectus supplement and in the attached prospectus.

Scottish Power plc

ScottishPower is an international energy company listed on both the London and New York stock exchanges. We provide regulated and unregulated electricity and gas services to over 6.6 million customers across the United Kingdom and the western United States. We provide electricity generation, transmission, distribution and supply services in both countries. Our market capitalization, as of March 11, 2005, was £7.5 billion and we are a member of the FTSE 100. In our fiscal year ended March 31, 2004, our sales revenues were £5.8 billion. For the nine months ended December 31, 2004, our sales revenues were £4.9 billion.

We are a registered public utility holding company under the Public Utility Holding Company Act of 1935, or the 1935 Act. The 1935 Act and related rules and regulations impose a number of restrictions on our activities and those of our subsidiaries. The 1935 Act, among other things, limits our ability and the ability of our regulated subsidiaries to issue debt and equity securities without prior authorization, restricts the source of dividend payments to current and retained earnings without prior authorization, regulates sales and acquisitions of certain assets and businesses and governs affiliate transactions.

THE OFFERING

Please refer to “Description of the Notes” on page S-15 of this prospectus supplement and “Description of Debt Securities and Guarantees” on page 13 of the attached prospectus for more information about each series of the notes.

Issuer	Scottish Power plc.

Notes

$550,000,000 aggregate principal amount of 4.910% Notes due 2010 (the “2010 notes”). $600,000,000 aggregate principal amount of 5.375% Notes due 2015 (the “2015 notes”). $350,000,000 aggregate principal amount of 5.810% Notes due 2025 (the “2025 notes”).

Maturity for the notes.	March 15, 2010 for the 2010 notes.
March 15, 2015 for the 2015 notes.
March 15, 2025 for the 2025 notes.

Issue Price	99.970% for the 2010 notes.
99.993% for the 2015 notes.
99.954% for the 2025 notes.

Interest Rate	4.910% for the 2010 notes.
5.375% for the 2015 notes.
5.810% for the 2025 notes.

Ranking

The notes will rank equally with all other senior, unsecured and unsubordinated indebtedness of Scottish Power plc. Because we are a holding company, the notes will effectively rank junior to any indebtedness of our subsidiaries.

Interest Payment Dates	March 15 and September 15 of each year, commencing September 15, 2005.

Regular Record Dates	March 1 and September 1 of each year.

Optional Redemption

We may redeem the notes of each series, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes and (ii) the present value of the remaining scheduled payments of principal and interest on the notes, discounted to the date of redemption on a semi-annual basis at the applicable treasury rate plus 10 basis points in the case of the 2010 notes, 15 basis points in the case of the 2015 notes or 20 basis points in the case of the 2025 notes.

The “comparable treasury issue” means the US Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. For a more detailed description, you should read “Description of the Notes—Optional Redemption” in this prospectus supplement.

Optional Tax Redemption	In the event of certain tax law changes and under other limited circumstances that require us to pay additional amounts, we may call all, but not less than all, of the notes for redemption. For a more detailed description of our ability to redeem the notes, you should read “Description of Debt Securities and Guarantees—Special Situations—Optional Tax Redemption” and “US Federal and UK Tax Consequences—United Kingdom Taxation—United Kingdom Taxation of Debt Securities” in the attached prospectus.

Denominations	The notes of each series will be issued in denominations of $1,000 and integral multiples of $1,000.

Book-entry Issuance, Settlement and Clearance

We will issue the notes in fully registered form in denominations of $1,000 and integral multiples thereof. The notes will be represented by one or more global certificates registered in the name of a nominee of The Depository Trust Company, or DTC. You will hold beneficial interests in the notes through DTC and its participants, including Clearstream Banking, société anonyme (referred to as Clearstream) and Euroclear Bank S.A. / N.V. (referred to as Euroclear), and DTC and its direct and indirect participants will record your beneficial interest on their books. We will not issue certificated notes except in limited circumstances that we explain below under “Clearance and Settlement” and under “Legal Ownership—Global Certificates— Special Situations When the Global Certificate Will Be Terminated” in the attached prospectus. Settlement of the notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Clearance and Settlement—The Clearing Systems— DTC” in the attached prospectus.

Governing Law	The notes will be governed by the laws of the State of New York.

Listing	Application will be made to list the notes on the New York Stock Exchange.

Sinking Fund	There is no sinking fund for the notes.

Restrictive Covenants

For a discussion of the restrictive covenants relating to the notes, see “Description of Notes—Limitation on Secured Debt” in this prospectus supplement and “Special Situations—Mergers and Similar Events” and “Covenants—Limitation on Secured Debt” under “Description of Debt Securities and Guarantees” in the attached prospectus.

Further Issuances

We may, at our option, at any time and without the consent of the holders of either series of the notes, issue additional notes of a series in one or more transactions subsequent to the date of this prospectus supplement with the same terms and conditions in all respects as the notes of the series being offered hereby, except for the issue date, issue price and as otherwise provided for under the indenture relating to the notes. These additional notes of a series, together with the notes of the series offered hereby, will constitute a single series of notes and the holders of these additional notes will have the right to vote together with the holders of the notes of the series issued hereby.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include capital expenditures and the repayment of indebtedness from time to time.

Trustee and Principal Paying Agent	JPMorgan Chase Bank, N.A.

Risk Factors

You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which include the information incorporated by reference. In particular, you should evaluate the specific factors under “Risk Factors” beginning on page 2 of the attached prospectus for risks involved with an investment in the notes.

USE OF PROCEEDS

We estimate that the net proceeds (after underwriting discounts and commissions and estimated offering expenses) from the sale of the notes will be $1,491,944,500. We intend to use the net proceeds for general corporate purposes which may include capital expenditures and the repayment of indebtedness from time to time.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth, on a UK GAAP basis, our consolidated capitalization and indebtedness, extracted from our unaudited consolidated accounts as of December 31, 2004, on an actual basis and on an as adjusted basis to give effect to the sale and issuance of the notes. You should read the information in this table in conjunction with our audited consolidated financial statements as of March 31, 2004, and our unaudited consolidated financial statements as of December 31, 2004, which are incorporated by reference into this prospectus and the accompanying prospectus.

	As of December 31, 2004
	Actual	As Adjusted
	(£ million)
Share capital and reserves
Share capital Authorized 3,000 million Ordinary Shares of 50p each	1,500.0	1,500.0

	1,500.0	1,500.0

Allotted, called up and fully paid 1,864.4 million Ordinary Shares of 50p each	932.2	932.2
Share Premium Account	2,291.6	2,291.6
Capital Redemption Reserve	18.3	18.3
Merger Reserve	406.4	406.4
Profit and Loss Account	1,157.8	1,157.8
Revaluation Reserve	46.5	46.5

	4,852.8	4,852.8

Borrowings(3)(4)
Amount due within one year:
Bank Borrowings and Commercial Paper and Medium Term Notes	341.8	341.8
First Mortgage and collateral trust bonds (secured debt)	91.1	91.1
Loan Notes	1.2	1.2

Amounts due after more than one year(1)(2):
4.910% Notes due 2010	—	287.9
5.375% Notes due 2015	—	313.9
5.810% Notes due 2025	—	182.2
Variable Rate AUD$ Bonds due 2011*	235.1	235.1
4.000% US Dollar Convertible Bonds	362.4	362.4
5.250% DM Bonds due 2008*	246.1	246.1
6.625% £ Bonds due 2010*	198.8	198.8
8.375% £ Bonds due 2017*	198.0	198.0
6.750% £ Bonds due 2023*	247.3	247.3
Bank and other miscellaneous Borrowings	314.5	314.5
Medium Term Notes due between 2004 and 2039*	838.4	838.4
Pollution control revenue bonds (secured debt)	208.3	208.3
Pollution control revenue bonds	169.2	169.2
First Mortgage and collateral trust bonds (secured debt)	1,534.7	1,534.7
Finance Leases	13.9	13.9

	5,000.8	5,784.8

Total Capitalization	9,853.6	10,637.6

Notes:

(1)	On October 1, 2001, all debt marked with an asterisk (*) became guaranteed by SP Transmission Limited, SP Distribution Limited and ScottishPower Generation Limited, the transmission, distribution and generation subsidiaries of Scottish Power UK plc that were set up as a result of the transfer scheme enacted to comply with the Utilities Act 2000. Except where indicated by an asterisk (*), none of the above borrowings is guaranteed. Debt that is secured has been identified as such in the table above.
(2)	Except as disclosed above, none of the above borrowings is secured.
(3)	Cash balances and deposits as of December 31, 2004 for the group were £671.9 million. As adjusted to give effect to the sale and issuance of the notes, the cash balances and deposits as of December 31, 2004 for the group were £1,455.9 million.
(4)	Borrowings recorded in currencies other than pounds sterling have been translated into pounds sterling at the relevant exchange rates existing on December 31, 2004, as published in the Financial Times on January 1, 2005.

SCOTTISH POWER PLC

We are an international energy company listed on both the London and New York stock exchanges. We provide electricity generation, transmission, distribution and supply services to over 6.6 million homes and businesses across the UK and the western US. Our North American activities extend to coal mining and gas storage, including gas facilities in western Canada and in Texas. In Great Britain, through the subsidiaries of ScottishPower UK plc, or SPUK (which itself is an indirect subsidiary of ScottishPower), ScottishPower also stores and supplies gas. In our fiscal year ended March 31, 2004, our sales revenues were £5.8 billion. For the nine months ended December 31, 2004, our sales revenues were £4.9 billion.

Following our creation upon privatization in 1991, we have developed by both organic growth and strategic acquisitions in the British electricity, gas and telephony markets, and through our November 1999 merger with PacifiCorp in the US. During 2001 and 2002, the group decided to focus on the international energy business. Therefore we exited non-strategic activities in the US and UK, demerged the UK telecommunications and internet business to our shareholders and, in April 2002, sold the UK water and wastewater company, Southern Water. From 2002 to date, ScottishPower has focused on its strategic aim of becoming a leading international energy company.

We are a public limited company registered in Scotland. Our principal executive offices are located at 1 Atlantic Quay, Glasgow, G2 8SP, Scotland. We also have a website located at www.scottishpower.plc.uk. We have included our website address as an inactive textual link and do not intend it to be an active link to our website. The information that appears on our website is not part of this prospectus supplement or the accompanying prospectus.

Strategy

Our strategy is to become a leading international energy company, managing both regulated and competitive businesses in North America and the UK to serve electricity and gas customers. The regulated businesses provide a base for steady growth through consistent investment and our proven skills in operational and regulatory management. In our competitive businesses where we have local market knowledge and skill advantages, we seek to grow our market share and to enhance margins through the integration of electricity generation, energy management and customer services, again underpinned by best-in-class operational performance. The aim is to support the growth and development of both regulated and competitive businesses through a balanced program of capital investment which will deliver organic growth. We expect growth will arise from investment in new generation, networks and gas storage assets. We will also seek to accelerate the group’s organic growth through competitive market share gains and selective acquisitions of smaller operations that complement our business.

The strategy is delivered through four businesses, each clearly focused on its strategic priorities:

•	PacifiCorp

•	Infrastructure Division

•	UK Division

•	PPM Energy, Inc.

In each of the US and the UK, there is one business operating under regulation and one in competitive market conditions. Our regulated businesses are PacifiCorp in the United States and Infrastructure Division in the United Kingdom. Our competitive businesses are PPM Energy, Inc, or PPM, in the United States and the UK Division in the United Kingdom.

The following is a simplified chart of our group structure, showing the principal operating companies in each of our four divisions:

In the US, PacifiCorp operates as a regulated electricity business. PacifiCorp is a regional vertically integrated utility operating in six US states, servicing approximately 1.6 million customers. Based on operating profits, PacifiCorp is our largest division. Our competitive energy business in the US is PPM. PPM commenced substantive operations in 2001 and supplies energy from natural gas and wind generation facilities and gas storage services to wholesale customers in the mid-western and western United States and Canada. PPM has over 1,600 MW of thermal and renewable generation and 67 BCF of gas storage under its ownership or control. Both PacifiCorp and PPM are subsidiaries of PacifiCorp Holdings, Inc., a non-operating, US holding company, itself an indirect wholly-owned subsidiary of ScottishPower. PacifiCorp Holdings, Inc. is also the parent company of PacifiCorp Group Holdings which owns the shares of subsidiaries not regulated as domestic electricity providers, including PacifiCorp Financial Services, Inc.

In the UK, the regulated Infrastructure Division, our UK wires business, owns and manages a substantial UK electricity transmission and distribution network and gas transportation activities. Based on operating profits, the Infrastructure Division is our second largest division. Other subsidiaries operating in the now competitive UK energy markets comprise the bulk of our competitive energy business, the UK Division, covering our UK generation assets, commercial and energy management activities and energy supply business units. The UK Division is an integrated commercial energy generation and supply business, which balances and hedges energy demand from a diverse generation portfolio through to a national customer base of over 5 million customers. The UK Division operates over 6,200 MW of generating capacity, comprised of coal, gas, hydroelectric and wind power generation assets.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The selected consolidated financial data for the fiscal years ended March 31, 2000, 2001, 2002, 2003 and 2004 set forth below have been derived from our audited consolidated financial statements, which have been reported on by PricewaterhouseCoopers LLP. The selected consolidated financial data for the nine months ended December 31, 2003 and 2004 have been derived from our unaudited consolidated quarterly financial statements. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, our audited annual consolidated financial statements and our unaudited quarterly consolidated financial statements.

Our consolidated financial statements are prepared in accordance with UK GAAP. In addition, we also prepare a reconciliation of the group’s profit or loss and equity shareholders’ funds between UK GAAP and US GAAP. For a discussion of certain significant differences between UK GAAP and US GAAP as they relate to us, we refer you to Note 34 to our audited consolidated financial statements for the fiscal year ended March 31, 2004, which are included in our Annual Report on Form 20-F and are incorporated by reference into this prospectus supplement and the accompanying prospectus.

During the fiscal year ended March 31, 2004, we implemented UITF 38 “Accounting for ESOP trusts”. This change has been accounted for as a prior year adjustment for UK GAAP purposes and comparative information has been restated as necessary. This change had no impact on our US GAAP results.

	Notes				Years ended March 31,
			Nine months ended December 31,				2003 (As restated – Note (b))	2002 (As restated – Note (b))	2001 (As restated – Note (b))	2000 (As restated – Note (b))
			2004	2003	2004 (c)	2004
			£m	£m	$m	£m	£m	£m	£m	£m
UK GAAP Information
Turnover
– continuing operations	(a	)	4,911	4,049	10,666	5,797	5,247	5,523	5,410	3,110
– discontinued operations			–	–	–	–	27	791	939	1,005

Total turnover			4,911	4,049	10,666	5,797	5,274	6,314	6,349	4,115

Operating profit
– continuing operations	(a	)	770	731	1,882	1,023	932	636	569	395
– discontinued operations			–	–	–	–	14	141	153	267

Total operating profit			770	731	1,882	1,023	946	777	722	662

Profit/(loss) before taxation
– continuing operations			634	553	1,457	792	686	276	264	837
– discontinued operations			–	–	–	–	11	(1,215)	116	312

Total profit/(loss) before taxation			634	553	1,457	792	697	(939)	380	1,149

Profit/(loss) for financial period/year
– continuing operations			434	373	990	538	475	214	151	626
– discontinued operations			–	–	–	–	8	(1,201)	157	259

Total profit/(loss) for financial period/year			434	373	990	538	483	(987)	308	885

Total assets	(b	)	14,120	13,766	25,403	13,806	13,858	16,244	16,910	15,446
Net debt			4,329	4,264	6,854	3,725	4,321	6,208	5,285	4,842
Equity shareholders’ funds	(b	)	4,853	4,593	8,631	4,691	4,555	4,668	5,833	5,498
Ratio and statistics:
Net Debt / Assets			0.3	0.3	0.3	0.3	0.3	0.4	0.3	0.3
Net Debt / Equity			0.9	0.9	0.8	0.8	0.9	1.3	0.9	0.9

US GAAP Information
Profit/(loss) for the financial period/year			590	617	1,365	742	789	(887)	387	870
Equity shareholders’ funds under US GAAP			5,957	5,597	10,543	5,730	5,480	5,850	7,463	7,001

(a)	The results for the financial year ended March 31, 2000 included turnover of £711.7 million, operating profit of £114.9 million and operating profit, before goodwill amortization, of £151.7 million in respect of PacifiCorp for the period of the year following its acquisition on November 29, 1999.
(b)	Prior year figures have been restated for the change in accounting policy in 2004 relating to own shares held under trust following implementation of UITF 38.
(c)	Amounts for the financial year ended March 31, 2004 have been translated, solely for the convenience of the reader, at $1.84 to £1.00, the closing exchange rate on March 31, 2004. You should not view such translations as a representation that such sterling amounts actually represent such US dollar amounts or could be or could have been converted into US dollars at the rate indicated or at any other rate.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges calculated in accordance with UK GAAP and US GAAP for the years ended March 31, 2004, 2003, 2002, 2001 and 2000 and for the nine month period ended December 31, 2004 are as follows:

	Nine Months Ended December 31, 2004	Fiscal Year Ended March 31,
		2004	2003	2002	2001	2000
UK GAAP	3.4	3.3	2.8	1.7	2.0	2.6
US GAAP	4.1	4.0	3.3	2.2	2.6	2.7

Fixed charges for both computations consist of: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; and preferred security dividend requirements of consolidated subsidiaries.

Earnings under UK GAAP consist of the sum of: pre-tax income (from continuing operations before exceptional items, minority interest and any profits/(losses) before tax from associates or joint ventures); fixed charges; and distributed income of equity investees, or dividends received from joint ventures; less: capitalized interest; preferred security dividend requirements of consolidated subsidiaries; and the minority interest from continuing operations, before exceptional items, of subsidiaries.

Earnings under US GAAP consist of the earnings as determined under UK GAAP above, which have then been adjusted for the impact of US GAAP adjustments, before cumulative adjustments, as disclosed in our Annual Reports on Form 20-F and our quarterly reports for each of the respective periods.

DESCRIPTION OF THE NOTES

This section describes the specific financial and legal terms of the notes and supplements the more general description under “Description of Debt Securities and Guarantees” in the attached prospectus. To the extent that the following description is inconsistent with the terms described under “Description of Debt Securities and Guarantees” in the attached prospectus, the following description replaces the description in the attached prospectus.

General

The 2010 notes will be issued in an aggregate principal amount of $550,000,000 and will mature on March 15, 2010. The 2015 notes will be issued in an aggregate principal amount of $600,000,000 and will mature on March 15, 2015. The 2025 notes will be issued in an aggregate principal amount of $350,000,000 and will mature on March 15, 2025. The 2010 notes, the 2015 notes and the 2025 notes are referred to together as the “notes.” The notes will be issued in minimum denominations of $1,000 and in integral multiples of $1,000. The 2010 notes will bear interest at 4.910% per annum, the 2015 notes will bear interest at 5.375% per annum and the 2025 notes will bear interest at 5.810% per annum, payable in arrears on March 15 and September 15 of each year, commencing September 15, 2005. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The notes will be unsecured, unsubordinated indebtedness of Scottish Power plc and will rank equally with all of our other unsecured and unsubordinated indebtedness. Because we are a holding company, the notes will effectively rank junior to any indebtedness of our subsidiaries.

We will issue the notes in fully registered form. The notes will be represented by one or more global certificates registered in the name of a nominee of DTC. You will hold beneficial interests in the notes through DTC. The underwriters expect to deliver the notes through the facilities of DTC and its participants, including Euroclear and Clearstream on March 21, 2005. Indirect holders trading their beneficial interests in the notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. Secondary market trading through Euroclear and Clearstream will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. See “Clearance and Settlement” for more information about these clearing systems.

Payment of principal of and interest on the notes, so long as the notes are represented by global certificates, will be made in immediately available funds. Beneficial interests in the global certificates will trade in the same-day funds settlement system of DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

We will apply to list the notes on the New York Stock Exchange. The notes will be governed by the laws of the State of New York.

Limitation on Secured Debt

The covenant summarized in the attached prospectus under “Description of Debt Securities and Guarantees—Covenants—Limitation on Secured Debt” is applicable to the notes.

Payment of Additional Amounts

For more information on additional amounts and the situations in which we may be required to pay additional amounts, see “Description of Debt Securities and Guarantees—Payment of Additional Amounts” in the attached prospectus.

Optional Redemption

As explained below, we may redeem the notes before they mature. This means that we may repay them early. You have no right to require us to redeem the notes. Unless we default in the payment of the redemption price and accrued and unpaid interest, the notes will cease to bear interest on the redemption date. We will give notice of any redemption we propose to make to holders of the notes at least 30 days, but no more than 60 days, before the redemption date.

We may redeem the notes of each series, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 10 basis points in the case of the 2010 notes, 15 basis points in the case of the 2015 notes and 20 basis points in the case of the 2025 notes.

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“treasury rate” means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded US Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

“Comparable treasury issue” means the US Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable treasury price” means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“Independent investment banker” means either J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated or Greenwich Capital Markets, Inc., as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“Reference treasury dealer” means (1) J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Greenwich Capital Markets, Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York, NY or Greenwich, CT, as applicable (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer and (2) any three other primary treasury dealers selected by us after consultation with the independent investment banker.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail, postage prepaid, at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price and accrued and unpaid interest, interest will cease to accrue on the notes or portions thereof called for redemption. If fewer than all of the notes of either series are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Sinking Fund

There will not be a sinking fund for the notes.

Optional Tax Redemption

In the event of certain tax law changes after the date of this prospectus supplement and other limited circumstances that require us to pay additional amounts, as described in the attached prospectus under “Description of Debt Securities and Guarantees—Payment of Additional Amounts,” we may call all, but not less than all, of the notes for redemption. This means we may repay them early. You have no right to require us to call the notes. We discuss our ability to redeem the notes in greater detail under “Description of Debt Securities and Guarantees—Special Situations—Optional Tax Redemption” and “US Federal and UK Tax Consequences—United Kingdom Taxation—United Kingdom Taxation of Debt Securities” in the attached prospectus. If we call the notes, we must pay 100% of the principal amount, together with accrued and unpaid interest to the redemption date.

Further Issuances

We are initially offering the 2010 notes in the aggregate principal amount of $550,000,000, the 2015 notes in the aggregate principal amount $600,000,000 and the 2025 notes in the aggregate principal amount of $350,000,000. We may, without the consent of the holders of the notes, issue additional notes having the same terms and conditions in all respects as the notes being offered hereby, except for the issue date, the issue price and as otherwise provided for under the indenture relating to the notes. These additional notes of a series, together with the notes of the series offered by this prospectus supplement, will constitute a single series of securities under the indenture relating to debt securities issued by us, dated as of March 21, 2005, between Scottish Power plc and JPMorgan Chase Bank, N.A., as trustee. There is no limitation on the amount of notes or other debt securities that we may issue under such indenture.

Defeasance and Discharge

We may release ourselves from any payment or other obligations on the notes as described under “Description of Debt Securities and Guarantees—Defeasance and Discharge” in the attached prospectus.

Trustee

JPMorgan Chase Bank, N.A. See “Description of Debt Securities and Guarantees—Regarding the Trustee” and “Description of Debt Securities and Guarantees—Default and Related Matters” in the attached prospectus for a description of the trustee’s procedures and remedies available in the event of default.

The corporate trust office of the trustee in New York City currently located at JPMorgan Chase Bank, N.A., 4 New York Plaza, 15th floor, New York, New York 10004 is designated as the principal paying agent. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts. The Trustee is affiliated with J.P. Morgan Securities, Inc., the joint book running manager.

CLEARANCE AND SETTLEMENT

The notes will be issued in the form of global notes that will be deposited with DTC on the closing date. This means that we will not issue certificates to each holder. We will issue one global note with respect to each series of notes to DTC, and DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another. We will not issue certificated notes except in limited circumstances that we explain under “Legal Ownership—Global Certificates—Special Situations When the Global Certificate Will Be Terminated” in the attached prospectus. In addition to those limited circumstances explained in the attached prospectus, the global note will terminate and interests in it will be exchanged for physical certificates representing securities, if ScottishPower executes and delivers to the Trustee an officers’ certificate providing that the global note shall be so exchangeable.

Beneficial interests in the global notes will be shown on, and transfers of the global notes will be made only through, records maintained by DTC and its participants. A description of DTC and its procedures is set forth under “Clearance and Settlement” in the attached prospectus.

We will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global notes for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility for liability to pay amounts due on the global notes to owners of beneficial interests in the global note.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interest in the global note as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting right to direct participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interest in the global note, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with notes held for the account of customers registered in “street name”. However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made in immediately available funds, except as otherwise indicated in this section.

The notes have been accepted for clearance through DTC, Clearstream, Luxembourg and Euroclear. The ISIN for the 2010 notes is US81013TAA97 and the CUSIP number for the 2010 notes is 81013TAA9. The ISIN for the 2015 notes is US81013TAB70 and the CUSIP number for the 2015 notes is 81013TAB7. The ISIN for the 2025 notes is US81013TAC53 and the CUSIP number for the 2025 notes is 81013TAC5.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated March 15, 2005, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter.

Underwriter	Principal Amount of 2010 Notes	Principal Amount of 2015 Notes	Principal Amount of 2025 Notes
J.P. Morgan Securities Inc.	$220,000,000	$240,000,000	$140,000,000
Morgan Stanley & Co. Incorporated.	137,500,000	150,000,000	87,500,000
Greenwich Capital Markets, Inc.	137,500,000	150,000,000	87,500,000
BNP Paribas Securities Corp.	11,000,000	12,000,000	7,000,000
Commerzbank Capital Markets Corp.	11,000,000	12,000,000	7,000,000
Credit Suisse First Boston LLC	11,000,000	12,000,000	7,000,000
HSBC Securities (USA) Inc.	11,000,000	12,000,000	7,000,000
Mitsubishi Securities International plc	11,000,000	12,000,000	7,000,000

Total	$550,000,000	$600,000,000	$350,000,000

J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, and Greenwich Capital Markets, Inc. are the joint book-running managers for this offering of notes.

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

The underwriters will initially offer to sell the notes to the public at the initial public offering prices set forth on the cover of this prospectus supplement. The underwriters may sell notes to securities dealers at a discount from the initial public offering price of up to 0.20% per 2010 note, 0.30% per 2015 note and 0.50% per 2025 note. These securities dealers may resell any notes purchased from the underwriters to other brokers or dealers at a discount from the initial public offering price of up to 0.15% per 2010 note, 0.25% per 2015 note and 0.25% per 2025 note. If the underwriters cannot sell all the notes at the initial offering price, they may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. Application will be made to list the notes on the New York Stock Exchange. The underwriters have advised Scottish Power plc that they intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the notes.

Furthermore, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchasers to cover positions that any short sales have created. Short sales are the sale by the underwriters of a greater amount of notes than they are required to purchase in the offering. Stabilizing transactions are bids or purchasers made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions or otherwise.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. These transactions may be effected in the over-the-counter market or otherwise.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in various banking and financial services for, and commercial transactions with, us and our affiliates for which they have received, and will receive in the future, customary fees.

Certain of the underwriters will make the notes available for distribution on the Internet through a proprietary website and/or a third-party system operated by Market Axess Corporation, an internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between those underwriters and their respective customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from those underwriters based on transactions they conduct through the system. Those underwriters will make the securities available to their respective customers through the internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

We estimate that expenses, excluding underwriting discounts, will be approximately $500,000, all of which is being reimbursed to us by the joint book-running managers.

We have agreed to indemnify the several underwriters against various liabilities, including liabilities under the Securities Act of 1933.

The notes are offered for sale in those jurisdictions in the United States, Europe and elsewhere where it is lawful to make such offers.

Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

Each underwriter has agreed that, in connection with the distribution of the notes, directly or indirectly (a) it has not offered or sold and, prior to the expiration of the period of six months from the date of the issue of the notes, will not offer or sell any such notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and (c) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (with the meaning of Section 21 of the FSMA) received by it in connection with the issue and sale of such notes in circumstances in which Section 21(1) of the FSMA does not apply to Scottish Power plc.

The notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

We expect that delivery of the notes will be made against payment therefore on or about the delivery date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of pricing of the notes (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

LEGAL MATTERS

Milbank, Tweed, Hadley & McCloy LLP, our US counsel, will pass upon the validity of the notes as to matters of US law. Davis Polk & Wardwell will pass upon the validity of the notes under US law for the underwriters. Shepherd+ Wedderburn, our Scottish counsel, will pass upon certain matters of Scottish law relating to the notes.

$4,000,000,000

Scottish Power Finance (US), Inc.

GUARANTEED DEBT SECURITIES

Fully and unconditionally guaranteed by

Scottish Power plc

Scottish Power plc

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

PREFERENCE SHARES

ORDINARY SHARES

In the form of ordinary shares or American depositary shares

Scottish Power Finance (US), Inc. may use this prospectus to offer from time to time guaranteed debt securities. Scottish Power plc may use this prospectus to offer from time to time senior debt securities, subordinated debt securities, preference shares or ordinary shares, directly or in the form of American depositary shares. Scottish Power plc’s ordinary shares are listed on the official list of the UK Listing Authority and are admitted to trading on the London Stock Exchange plc’s market for listed securities under the symbol “SPW”. Scottish Power plc’s American depositary shares, each representing four ordinary shares, are listed on the New York Stock Exchange under the symbol “SPI”.

You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

Investing in these securities involves certain risks. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 14, 2005

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the US Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $4,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us”.

In this prospectus, the terms “we”, “our” and “us” refer to Scottish Power plc or Scottish Power Finance (US), Inc., as the context requires. The terms “ScottishPower” and “company” refer to Scottish Power plc and the term “group” refers to ScottishPower and its subsidiary undertakings, as defined in Section 258 of the UK Companies Act 1985, as amended, or the Companies Act. Either Scottish Power plc or Scottish Power Finance (US), Inc. may be the issuer in an offering of debt securities. Debt securities ScottishPower may issue include senior debt securities and subordinated debt securities. Senior debt securities may be convertible or exchangeable into subordinated debt securities, ordinary shares or preference shares issued by ScottishPower. Subordinated debt securities may be convertible or exchangeable into senior debt securities, ordinary shares or preference shares issued by ScottishPower. ScottishPower will be the guarantor in an offering of debt securities by Scottish Power Finance (US), Inc., which are referred to as guaranteed debt securities. The guaranteed debt securities may be convertible or exchangeable into ordinary shares, preference shares, senior debt securities or subordinated debt securities issued by ScottishPower. We refer to the guaranteed debt securities and the debt securities issued by ScottishPower collectively as the debt securities. In addition, ScottishPower may be the issuer in an offering of preference shares, which may be convertible or exchangeable into ordinary shares, senior debt securities or subordinated debt securities issued by ScottishPower. ScottishPower may also issue ordinary shares, directly or in the form of American depositary shares, or ADSs. Preference shares and ordinary shares are referred to collectively as shares. The debt securities, preference shares and ordinary shares, including ordinary shares in the form of ADSs, that may be offered using this prospectus are referred to collectively as the securities.

We publish our consolidated financial statements in pounds sterling. In this prospectus and any prospectus supplement, references to “pounds sterling”, “£”, “pence” or “p” are to UK currency, references to “US dollars”, “US$” or “$” are to US currency, references to “AUD” are to Australian currency and references to “DM” are to the former German currency. References to “US” and “UK” are to the United States of America and the United Kingdom, respectively.

RISK FACTORS

Investing in the securities offered using this prospectus involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference in this prospectus and any risk factors included in the prospectus supplement, before you decide to buy our securities. If any of the risks actually occur, our business, financial condition and results of operation could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

Risks Relating to the Group’s Business

This section describes some of the investment risks that could affect the group’s operations. The risks set out below are not the only ones that the group faces. You should also read “Business Risks” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2004, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus, for further information on risks relating to our business. These risks, which are all of the currently known material risks we face, could materially affect the group’s business, its revenues, operating income, net income, net assets and liquidity and capital resources. Some risks are not yet known to the group and some not currently believed to be material could later turn out to be material.

The assets of the group may not perform as expected, which could impact the group’s ability to meet its obligations, including obligations to its investors.

Our assets and mechanical systems, as well as our business processes and procedures, might not perform as expected. This may result in the group being unable to meet its obligations without resorting to an unanticipated market transaction and lead to loss of revenue and a reduction in profitability.

Changes in federal and state regulatory requirements in the US and in national regulatory requirements in the UK could negatively affect our revenues or profitability.

The group is currently subject to multiple federal and state regulations in the US and to national regulation in the UK. Among other things, these regulatory authorities impose limitations on the rates the group can charge and seek to promote competition in certain of the group’s markets. As the regulatory environment continues to evolve, changes in the regulatory framework, the group’s compliance costs and the effect on the business of the group and profitability is uncertain. Future regulatory changes may negatively affect our business, results of operations or financial condition.

In the US, the group is subject to the jurisdiction of federal and state regulatory authorities. The Federal Energy Regulatory Commission, or FERC, establishes tariffs under which our subsidiary, PacifiCorp, provides transmission services to the wholesale market and the retail market for states allowing retail competition, establishes both cost-based and market-based tariffs under which PacifiCorp sells electricity at wholesale and has licensing authority over most of PacifiCorp’s hydro-electric generation facilities. The utility regulatory commissions in each state in which PacifiCorp operates independently determine the rates PacifiCorp may charge its retail customers in that state. Each state’s rate-setting process is based upon that commission’s acceptance of an allocated share of PacifiCorp’s total costs as such state’s “responsibility”. When different states adopt different methods to address this “interjurisdictional cost allocation” issue, some costs may not be incorporated into any rates in any state. Rate making is done on the basis of “normalized” costs, so if in a specific year, realized costs are higher than normal, rates will not be high enough to cover those costs. Likewise, if in a given year costs are lower than normal or revenues are higher, PacifiCorp retains the resulting higher-than-normal profit. Each state commission sets rates based on a “test year” presented by a company in accordance with commission rules. In states that use a historical test year, rate adjustments can follow historical cost increases, or decreases, by up to two years. In a period of increasing costs, this regulatory lag results in a delay in recovery of costs currently incurred but not in rates, and also imposes a time-value-of-money burden on PacifiCorp. Further, each state commission decides what levels of expense and investment are “necessary, reasonable and prudent” in providing service. In the event that a state commission decides that part of PacifiCorp’s costs do not meet this standard, such costs will be “disallowed” and will not be recovered in rates.

Several of PacifiCorp’s hydro-electric projects are in some stage of the FERC relicensing under the Federal Power Act, or FPA. The relicensing process is a political and public regulatory process that involves sensitive resource issues. PacifiCorp is unable to predict the requirements that may be imposed during the relicensing process, the economic impact of those requirements, whether new licenses will ultimately be issued or whether PacifiCorp will be willing to meet the relicensing requirements to continue operating its hydroelectric projects.

Federal, state and local authorities regulate many of PacifiCorp’s activities pursuant to laws designed to restore, protect and enhance the quality of the environment. PacifiCorp is unable to predict what material impact, if any, future changes in environmental laws and regulations may have on the group’s consolidated results or financial position.

In the UK, the electricity and gas industries are regulated primarily through powers assigned, under the Utilities Act 2000, to an authority which licenses industry participants, enforces license conditions, regulates quality of service and sets pricing formulae for electricity transmission and distribution activities. In principle, the authority has wide discretion in the exercise of its obligation to act to protect the interests of customers, by promoting effective competition wherever appropriate. Ensuring that license holders are able to finance their functions is only one of a number of other factors which the authority must consider. UK regulations designed to restore, protect and enhance the quality of the environment are similarly introduced through a process of intensive—and generally EU-wide—consultation with the industry and other parties. The costs associated with the general tightening of environmental regulation may adversely affect our revenues and profitability.

Pending legislation in the US and UK could negatively affect the nature and extent of regulations we are subject to and our revenues or profitability.

In the US, our subsidiaries PacifiCorp and PPM Energy, Inc. conduct business in conformity with a multitude of federal and state laws. The US Congress has been considering significant changes in energy, air quality, and tax policy. Energy legislation that has advanced through the Congress but may not receive final approval before adjournment would make certain changes in federal law affecting PacifiCorp and PPM Energy, Inc. The pending changes would affect the hydro-electric licensing process under the FPA and extend the renewable energy production tax credit, which would be likely to benefit PacifiCorp’s efforts to develop, acquire, and maintain a low-cost generation portfolio and PPM Energy, Inc’s efforts to continue developing its renewable energy portfolio. The Congress has included extension of the renewable energy production tax credit in corporate tax reform bills as well as the energy legislation. Changes to the Clean Air Act were introduced in the Congress in 2003 and 2004 but we do not believe air emissions legislation affecting PacifiCorp or PPM Energy, Inc. is likely to be approved prior to adjournment. It is expected that debate over utility air emissions will begin anew when the Congress convenes in 2005. These activities are being monitored closely in that they may affect requirements for several emissions from fossil-fuelled generation plants.

The laws of the states in which PacifiCorp and PPM Energy, Inc. operate affect the generation, transmission, and distribution of energy. The state legislatures monitored by the companies have concluded their regular legislative sessions for the year. The California Legislature most recently concluded its regular session, passing two significant energy-related bills. The Governor of California has yet to sign or veto these bills, numbered AB 2006 and SB 1478. The Governor’s office has raised concerns over AB 2006, however. PacifiCorp and PPM Energy, Inc. have monitored those bills closely. We believe certain provisions of AB 2006 could lead to even more protracted consideration of certain proceedings before the California Public Utilities Commission. On the other hand, California represents less than two percent of PacifiCorp’s business. PPM Energy, Inc. has conducted a preliminary review of SB 1478 and believes the bill, when compared with current law, does not negatively affect its opportunities to market renewable energy in the state. In other jurisdictions, PacifiCorp and PPM Energy, Inc. are not aware of any new laws positively or negatively affecting them in any significant manner.

In the UK, energy policy has been set out in a Government White Paper, published in February 2003, which emphasizes a continuing intention to make maximum use of market-based mechanisms while seeking to reduce the use of carbon, boost energy-saving and maintain efforts to mitigate the impact of fuel costs on lower income households. There is particular emphasis on the use of renewable energy sources and developing discussion of the network enhancements likely to be required for the increased use of both renewables and embedded generation. The White Paper has received broad endorsement across the UK political spectrum and appears to be largely consistent with EU policy generally. However, as the policy outlined extends well into the future, it could be subject to change and amendment by future Governments.

The international nature of the group’s business operations subjects us to additional business risks including increased logistical and financial complexity and currency fluctuations.

The percentage of our revenues derived from customers located outside of the US was 54% in 2003/04, 47% in 2002/03 and 50% in 2001/02. The international nature of our operations subjects us to a number of risks, including:

•	increased complexity and costs of managing international operations;

•	multiple, sometimes conflicting and changing laws, regulations and tax schemes; and

•	currency fluctuations.

The group’s business may be vulnerable to acts of terrorism.

The emergence of terrorism threats is a risk to the entire utility industry, including the group. Potential disruptions to operations or destruction of facilities from terrorism are not readily determinable and can lead to a loss of revenue and reduction in profitability.

It may be difficult for investors to effect service of process or enforce judgments against us in the US.

ScottishPower is a public limited company incorporated under the laws of Scotland. Many of ScottishPower’s, and two of Scottish Power Finance (US), Inc.’s, directors and officers reside outside of the US, and a substantial portion of our assets and the assets of these persons are located in jurisdictions outside of the US, in the UK in particular, as of the date of this prospectus. Accordingly, it may be difficult for investors to effect service of process within the United States upon ScottishPower or these non-US persons, or to enforce against them judgments obtained in the US predicated upon the civil liability provisions of the US federal securities laws. Your attention is directed to the section entitled “Enforceability of Certain Civil Liabilities” in this prospectus for additional information.

Risks Relating to an Investment in the Debt Securities

Because ScottishPower is a holding company and currently conducts its operations through subsidiaries, your right to receive payments on debt securities issued by ScottishPower or on the guarantees is subordinated to the other liabilities of its subsidiaries.

ScottishPower is organized as a holding company, and substantially all of its operations are carried on through subsidiaries. ScottishPower had guaranteed a total of £561.5 million of debt as of December 31, 2004. ScottishPower’s ability to meet its financial obligations is dependent upon the availability of cash flows from its domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. ScottishPower’s subsidiaries are not guarantors of the debt securities that ScottishPower may offer. Moreover, these subsidiaries and affiliated companies are not required and may not be able to pay dividends to ScottishPower. Claims of the creditors of ScottishPower’s subsidiaries have priority as to the assets of such subsidiaries over the claims of ScottishPower and its creditors. Consequently, in the event of insolvency of ScottishPower, the claims of holders of notes guaranteed or issued by ScottishPower would be structurally subordinated to the prior claims of the creditors of subsidiaries of ScottishPower.

Some of the subsidiaries of ScottishPower are subject to laws restricting the amount of dividends they may pay, which may adversely affect the amount of funds available for ScottishPower to make payments on its debt securities or on the guarantees.

Some of ScottishPower’s subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, the ability of ScottishPower subsidiaries that are incorporated under the laws of Scotland or under the laws of England and Wales to declare dividends and make payments on account of intercompany loans due to the failure to meet requirements tied to net asset levels or distributable profits may be affected by law.

Under the US Public Utility Holding Company Act of 1935 and regulations adopted thereunder, as well as under the regulations of and undertakings made to state regulatory authorities, ScottishPower and certain of its subsidiaries may also be subject to restrictions on the payment of dividends. These restrictions may adversely impact the amount of funds available for ScottishPower to make payments on debt securities issued by ScottishPower or on the guarantees.

Because the debt securities are unsecured, your right to receive payments may be adversely affected.

The debt securities that we are offering will be unsecured. The senior debt securities and the guaranteed debt securities are not subordinated to any of our other debt obligations and therefore they will rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated debt securities will, to the extent set forth in the applicable subordinated indenture, be subordinated in right of payment to the prior payment in full of all senior indebtedness of ScottishPower, whether outstanding at the date of the subordinated indenture or incurred after that date. The indentures governing the debt securities contain cross-default provisions whereby a default on the debt securities would occur if (with respect to indebtedness exceeding an aggregate principal amount of $100 million) we fail to pay any portion of principal of such indebtedness when due and payable or a default causes an acceleration of the maturity date of such indebtedness. As of December 31, 2004, the group had £1,834.1 million aggregate principal amount of secured indebtedness outstanding. If Scottish Power Finance (US), Inc. defaults on the guaranteed debt securities or ScottishPower defaults on its debt securities or the guarantees, or in the event of bankruptcy, liquidation or reorganization, then, to the extent that Scottish Power Finance (US), Inc. or ScottishPower have granted security over their assets, the assets that secure these debts will be used to satisfy the obligations under that secured debt before Scottish Power Finance (US), Inc. could make payment on the guaranteed debt securities or ScottishPower could make payment on its debt securities or the guarantees, as the case may be. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

Should ScottishPower or Scottish Power Finance (US), Inc. default on its debt securities, or should ScottishPower default on the guarantees, your right to receive payments on such debt securities or guarantees may be adversely affected by applicable insolvency laws.

ScottishPower, a public limited company, is incorporated under the laws of Scotland. Accordingly, insolvency proceedings with respect to ScottishPower are likely to proceed under, and be governed by, UK insolvency law and insolvency proceedings. The procedural and substantive provisions of such UK insolvency laws are generally more favorable to secured creditors than comparable provisions of United States law. Such UK provisions afford unsecured creditors only limited protection and it will generally not be possible for ScottishPower or unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them under the terms that such security was granted.

Your rights as a holder of debt securities may be inferior to the rights of holders of debt securities issued under a different series pursuant to the indenture.

The debt securities are governed by documents called indentures, which are described later under “Description of Debt Securities and Guarantees”. We may issue as many distinct series of debt securities under the indentures as we wish. We may also issue a series of debt securities under the indentures that provides holders with rights superior to the rights already granted or that may be granted in the future to holders of another series. You should read carefully the specific terms of any particular series of debt securities which will be contained in the prospectus supplement relating to such debt securities.

The debt securities lack a developed trading market, and such a market may never develop.

ScottishPower and Scottish Power Finance (US), Inc. may issue debt securities in different series with different terms and in amounts that are to be determined. Debt securities issued by ScottishPower may be listed on the New York Stock Exchange or another recognized stock exchange. We would not expect to list debt securities issued by Scottish Power Finance (US), Inc. on any stock exchange. However, there can be no assurance that an active trading market will develop for any series of debt securities of ScottishPower or Scottish Power Finance (US), Inc. even if we list the series on a securities exchange. There can also be no assurance regarding the ability of holders of our debt securities to sell their debt securities or the price at which such holders may be able to sell their debt securities. If a trading market were to develop, the debt securities could trade at prices that may be higher or lower than the initial offering price and this may result in a return that is greater or less than the interest rate on the debt security, in each case depending on many factors, including, among other things, prevailing interest rates, ScottishPower’s financial results, any decline in ScottishPower’s credit-worthiness and the market for similar securities.

Any underwriters, broker-dealers or agents that participate in the distribution of the debt securities may make a market in the debt securities as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities may be discontinued at any time. Therefore, there can be no assurance as to the liquidity of any trading market or that an active public market for the debt securities will develop.

Risks Relating to an Investment in ScottishPower’s Shares

ScottishPower’s ordinary shares and ADSs may experience volatility which will negatively affect your investment.

In recent years most major stock markets have experienced significant price and trading volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the underlying companies. Accordingly, there could be significant fluctuations in the price of ScottishPower’s ordinary shares and ADSs even if ScottishPower’s operating results meet the expectations of the investment community. In addition,

•	announcements by ScottishPower or its competitors relating to operating results, earnings, volume, acquisitions or joint ventures, capital commitments or spending,

•	changes in financial estimates or investment recommendations by securities analysts,

•	changes in market valuations of other utility companies,

•	adverse economic performance or recession in the United States or Europe, or

•	disruptions in trading on major stock markets,

could cause the market price of ScottishPower’s ordinary shares or ADSs to fluctuate significantly.

SCOTTISH POWER PLC

ScottishPower is an international energy company listed on both the London and New York stock exchanges. Through our operating subsidiaries, we provide electricity or gas services to over 6.6 million customers across the UK and the western US. The group provides electricity generation, transmission, distribution and supply services in both countries. Our North American activities extend to coal mining and gas storage, including gas facilities in western Canada and in Texas. In Great Britain, through the subsidiaries of ScottishPower UK plc, or SPUK (which itself is an indirect subsidiary of ScottishPower), ScottishPower also stores and supplies gas. In our fiscal year ended March 31, 2004, our sales revenues were £5.8 billion. For the nine months ended December 31, 2004, our sales revenues were £4.9 billion.

Following our creation upon privatization in 1991, we have developed by both organic growth and strategic acquisitions in the British electricity, gas and telephony markets, and through our November 1999 merger with PacifiCorp in the US. During 2001 and 2002, the group was redefined as an international energy business, exiting non-strategic activities in the US and UK, demerging the UK telecommunications and internet business to our shareholders and, in April 2002, selling the UK water and wastewater company, Southern Water. From 2002 to date, ScottishPower has focused on its strategic aim of becoming a leading international energy company.

ScottishPower’s strategy is to become a leading international energy company, managing both regulated and competitive businesses in the US and the UK to serve electricity and gas customers. The regulated businesses provide a base for steady growth through consistent investment and our proven skills in operational and regulatory management. In our competitive businesses where we have local market knowledge and skill advantages, we seek to grow our market share and to enhance margins through the integration of electricity generation, energy management and customer services, again underpinned by best-in-class operational performance. The aim is to support the growth and development of both regulated and competitive businesses through a balanced program of capital investment which will deliver organic growth. We expect growth will arise from investment in new generation, networks and gas storage assets. We will also seek to accelerate the group’s organic growth through competitive market share gains and selective acquisitions of smaller operations that complement our business.

The strategy is delivered through four businesses, each clearly focused on its strategic priorities:

•	PacifiCorp

•	Infrastructure Division

•	UK Division

•	PPM Energy, Inc.

In each of the US and the UK, there is one business operating under regulation and one in competitive market conditions.

In the US, PacifiCorp operates as a regulated electricity business. The competitive energy business is PPM Energy, Inc. Both are subsidiaries of PacifiCorp Holdings, Inc., a non-operating, US holding company, itself an indirect wholly-owned subsidiary of ScottishPower. PacifiCorp Holdings, Inc. is also the parent company of PacifiCorp Group Holdings which owns the shares of subsidiaries not regulated as domestic electricity providers, including PacifiCorp Financial Services, Inc.

In the UK, the regulated Infrastructure Division comprises subsidiaries of SPUK which carry out electricity transmission and distribution and gas transportation activities. Other subsidiaries operating in the now competitive UK energy markets comprise the bulk of the group’s competitive energy business, the UK Division, covering its UK generation assets, commercial and energy management activities and energy supply business units.

SCOTTISH POWER FINANCE (US), INC.

Scottish Power Finance (US), Inc. is a direct, wholly owned subsidiary of PacifiCorp Holdings, Inc. (“PHI”) and was incorporated under the laws of Delaware on October 5, 2004. PHI is an indirect wholly owned subsidiary of ScottishPower. Scottish Power Finance (US), Inc. is a financing vehicle for ScottishPower’s US operating companies and it has no independent operations, other than holding cash and US government securities and issuing securities from time to time. Scottish Power Finance (US), Inc. will lend substantially all proceeds of its borrowings to one or more of ScottishPower’s subsidiaries that are operating companies.

ScottishPower will fully and unconditionally guarantee the debt securities issued by Scottish Power Finance (US), Inc. as to payment of principal, premium, if any, interest and any other amounts due.

RATIO OF EARNINGS TO FIXED CHARGES OF SCOTTISH POWER PLC

(Unaudited)

The following table presents ScottishPower’s consolidated ratio of earnings to fixed charges for the periods indicated.

	Nine Months Ended		Fiscal Year Ended March 31,
	December 31, 2004	December 31, 2003
			2004	2003	2002	2001	2000
UK GAAP	3.4	3.1	3.3	2.8	1.7	2.0	2.6
US GAAP	4.1	4.3	4.0	3.3	2.2	2.6	2.7

Fixed charges for both computations consist of: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; and preferred security dividend requirements of consolidated subsidiaries.

Earnings under UK GAAP consist of the sum of:

•	pre-tax income (from continuing operations and before exceptional items, minority interest and any profits/(losses) before tax from associates or joint ventures);

•	fixed charges; and

•	distributed income of equity investees, or dividends received from joint ventures.

Less:

•	capitalized interest;

•	preferred security dividend requirements of consolidated subsidiaries; and

•	the minority interest from continuing operations, before exceptional items, of subsidiaries.

Earnings under US GAAP consist of the earnings as determined under UK GAAP above, which have then been adjusted for the impact of the US GAAP adjustments, before cumulative adjustments, as disclosed in our Annual Reports on Form 20-F and our quarterly reports on Form 6-K for each of the respective periods.

If this prospectus is used to offer preference shares, we will include in the applicable prospectus supplement a ratio of combined fixed charges and preference dividends to earnings.

CAPITALIZATION AND INDEBTEDNESS

The following tables and notes thereto set forth, on a UK GAAP basis, our capitalization and indebtedness, extracted from our unaudited consolidated accounts as of December 31, 2004:

As of December 31, 2004
(£ million)
Share capital and reserves
Share capital Authorized 3,000 million Ordinary Shares of 50p each	1,500.0

1,500.0

Allotted, called up and fully paid 1,864.4 million Ordinary Shares of 50p each	932.2
Share Premium Account	2,291.6
Capital Redemption Reserve	18.3
Merger Reserve	406.4
Profit and Loss Account	1,157.8
Revaluation Reserve	46.5

4,852.8

Borrowings
Amounts due within one year
Bank Borrowings and Commercial Paper and Medium Term Notes	341.8
First Mortgage and collateral trust bonds (secured debt)	91.1
Loan Notes	1.2

Amounts due after more than one year
Variable Rate AUD$ Bonds due 2011*	235.1
4.000% US Dollar Convertible Bonds	362.4
5.250% DM Bonds due 2008*	246.1
6.625% £ Bonds due 2010*	198.8
8.375% £ Bonds due 2017*	198.0
6.750% £ Bonds due 2023*	247.3
Bank and other miscellaneous Borrowings	314.5
Medium Term Notes due between 2004 and 2039*	838.4
Pollution control revenue bonds (secured debt)	208.3
Pollution control revenue bonds	169.2
First Mortgage and collateral trust bonds (secured debt)	1,534.7
Finance Leases	13.9

5,000.8

9,853.6

Notes:

(1)	On October 1, 2001, all debt marked with an asterisk (*) became guaranteed by SP Transmission Limited, SP Distribution Limited and ScottishPower Generation Limited, the transmission, distribution and generation subsidiaries of Scottish Power UK plc that were set up as a result of the transfer scheme enacted to comply with the Utilities Act 2000. Except where indicated by an asterisk (*), none of the above borrowings is guaranteed. Debt that is secured has been identified as such in the table above.

(2)	Except as disclosed above, none of the above borrowings is secured.

(3)	Cash balances and deposits as of December 31, 2004 for the group were £671.9 million.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes. These include working capital and the repayment of existing borrowings of ScottishPower and its subsidiaries.

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

We generally will not recognize investors who hold securities in accounts at banks or brokers as legal holders of securities. When we refer to the holders of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the securities run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global certificates as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Certificates

What is a Global Certificate?

A global certificate is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders”. If we choose to issue securities in the form of global certificates, the ultimate beneficial owners can only be indirect holders.

We require that the securities included in the global certificate not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global certificate is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global certificates.

Special Investor Considerations for Global Certificates

As an indirect holder, an investor’s rights relating to a global certificate will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global certificate.

If you are an investor in securities that are issued only in the form of global certificates, you should be aware that:

•	You cannot get securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained earlier under “—Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global certificate. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global certificate. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a global certificate be purchased or sold within its system using same-day funds. By contrast, payment for purchases and sales in the market for corporate bonds and other securities is generally made in next-day funds. The difference could have some effect on how interests in global certificates trade, but we do not know what that effect will be.

Special Situations When the Global Certificate Will Be Terminated

In a few special situations described below, the global certificate will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the securities have been previously described in the subsections entitled “—Street Name and Other Indirect Holders” and “—Direct Holders”.

The special situations for termination of a global certificate are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

•	When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed below under “Description of Debt Securities and Guarantees—Default and Related Matters—Events of Default”.

The prospectus supplement may also list additional situations for terminating a global certificate that would apply only to the particular series of securities covered by the prospectus supplement. When a global certificate terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection entitled “Street Name and Other Indirect Holders”.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

ScottishPower may issue debt securities and Scottish Power Finance (US), Inc. may issue guaranteed debt securities by this prospectus. As required by US federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. The indenture relating to senior debt securities issued by ScottishPower is a contract, to be entered into between ScottishPower and JPMorgan Chase Bank, N.A., as trustee. The indenture relating to subordinated debt securities issued by ScottishPower is a contract, to be entered into between ScottishPower and JPMorgan Chase Bank, N.A., as trustee. The indenture relating to guaranteed debt securities issued by Scottish Power Finance (US), Inc. is a contract, to be entered into among Scottish Power Finance (US), Inc., ScottishPower and JPMorgan Chase Bank, N.A., as trustee. In this section, we refer to these indentures collectively as the “indentures.”

JPMorgan Chase Bank, N.A., acts as the trustee under the indentures. The trustee has two main roles:

•	First, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, as described under “Default and Related Matters—Events of Default—Remedies If an Event of Default Occurs” below; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

ScottishPower acts as the guarantor of the guaranteed debt securities issued under the Scottish Power Finance (US), Inc. indenture. The guarantees are described under “Guarantees” below.

The indentures and their associated documents contain the full legal text of the matters described in this section. The indentures, the debt securities and the guarantees are governed by New York law. The indentures are exhibits to our registration statement. See “Where You Can Find More Information About Us” for information on how to obtain a copy.

This section summarizes the material provisions of the indentures, the debt securities and the guarantees. However, because it is a summary, it does not describe every aspect of the indentures, the debt securities or the guarantees. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the applicable indenture. This summary is subject to and qualified by reference to the description of the particular terms of your series of debt securities described in the applicable prospectus supplement.

Scottish Power Finance (US), Inc. and ScottishPower may each issue as many distinct series of debt securities under their respective indentures as they wish. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities. We may also issue debt securities that do not have a stated maturity and are perpetual in nature, the provisions of which would be described in greater detail in the applicable prospectus supplement.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	whether ScottishPower or Scottish Power Finance (US), Inc. is the issuer of the debt securities;

•	the title of the series of debt securities;

•	whether the debt is senior or subordinated;

•	any limit on the aggregate principal amount of the series of debt securities;

•	whether the debt securities have a stated maturity or are perpetual in nature;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the US and the manner of determining the equivalent amount in the currency of the US;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•	the terms and conditions of any exchange or conversion of the applicable series of debt securities or the guarantees;

•	the applicability of the provisions described later under “Covenants—Defeasance and Discharge”;

•	if the series of debt securities will be issuable in whole or part in the form of a global certificate as described under “Legal Ownership—Global Certificates”, and the depository or its nominee with respect to the series of debt securities, and any special circumstances under which the global certificate may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	if Scottish Power Finance (US), Inc. is the issuer, whether it will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series; and

•	any other special features of the series of debt securities.

Unless otherwise stated in the prospectus supplement, the debt securities will be issued only in fully registered form without interest coupons. If we issue debt securities in bearer form, the special restrictions and considerations, including offering restrictions and US tax considerations, relating to bearer debt securities will be described in the prospectus supplement.

Guarantees

ScottishPower will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the guaranteed debt securities. ScottishPower guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise.

Overview of Remainder of This Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company, if we want to change a term of the debt securities or if Scottish Power Finance (US), Inc. or ScottishPower wants to redeem the debt securities for tax reasons.

•	Your rights to receive payment of additional amounts due to changes in the withholding requirements of various jurisdictions.

•	Covenants contained in the indentures that restrict our ability to incur liens. A particular series of debt securities may have additional covenants.

•	Your rights if we default or experience other financial difficulties.

•	Subordination provisions of the subordinated debt securities.

•	Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

You may exchange or transfer registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. However, you may not exchange registered debt securities for bearer debt securities. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)

We will pay interest, principal and any other money due on the registered debt securities at the corporate trust office of the trustee in New York City. That office is currently located at JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, NY 10004. You must make arrangements to have your payments wired from that office. Interest on global certificates will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless all the following conditions are met:

•	Where ScottishPower merges out of existence or sells or leases substantially all of its assets, the other firm must assume its obligations on the debt securities or the guarantees. The other firm’s assumption of these obligations must include the obligation to pay the additional amounts described below under “Payment of Additional Amounts”.

•	The merger, sale or lease of assets or other transaction must not cause a default on the debt securities. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later under “Default and Related Matters—Events of Default—What is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•	We deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that such merger, sale or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

It is possible that the US Internal Revenue Service may deem a merger or other similar transaction to cause an exchange for US federal income tax purposes of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for US federal income tax purposes and possible other adverse tax consequences for a United States holder (as defined below under “US Federal and UK Tax Consequences—United States Taxation”).

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	change any obligation of ScottishPower to pay additional amounts described below under “Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair any of the conversion or exchange rights of your debt security;

•	impair your right to sue for payment, conversion or exchange;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indentures;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indentures or to waive various defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture; and

•	change the obligations of the guarantor that relate to payment of principal, premium and interest, sinking fund payments and conversion rights. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the indentures and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. (Section 902) Most changes fall into this category, except for those described above and for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

•	Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Covenants—Defeasance and Discharge”. (Section 101)

•	We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, a record date for action by holders may be set automatically. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. (Section 104)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Optional Tax Redemption

We may have the option to redeem the debt securities in whole but not in part, in the situation described below. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the 100% of principal amount of the debt securities being redeemed plus accrued and unpaid interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before so redeeming the debt securities.

We have the option to redeem the debt securities where, as a result of a change in, execution of or amendment to any laws or treaties of an “applicable jurisdiction” (as described below) or the official application or interpretation of any laws or treaties, either:

•	ScottishPower would be required to pay additional amounts as described below under “Payment of Additional Amounts”; or

•	ScottishPower or any of its subsidiaries would have to deduct or withhold tax on any payment to any of the issuers to enable them to make a payment of principal or interest on a debt security.

This applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and which are applicable in the jurisdiction where ScottishPower or if ScottishPower is not the issuer, the issuer or any guarantor is incorporated or is a resident for tax purposes (herein, an “applicable jurisdiction”). If ScottishPower or if ScottishPower is not the issuer, the issuer or any guarantor is succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized or is a resident for tax purposes, if other than the applicable jurisdiction of the issuer or guarantor, and the applicable date will be the date the entity became a successor.

We would not have the option to redeem in this case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

Prior to giving any notice of a tax redemption, the issuer or guarantor, as applicable, will deliver to the trustee, with a copy to the paying agent (i) a certificate signed by a duly authorized officer stating that the issuer or guarantor, as applicable, is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right to so redeem have occurred; or (ii) an opinion of independent legal counsel of recognized standing to that effect.

Conversion or Exchange

The guaranteed debt securities issued by Scottish Power Finance (US), Inc. may be convertible or exchangeable into ordinary shares, preference shares, senior debt securities or subordinated debt securities issued by ScottishPower. The senior debt securities issued by ScottishPower may be convertible or exchangeable into ordinary shares, preference shares or subordinated debt securities issued by ScottishPower. The subordinated debt securities issued by ScottishPower may be convertible or exchangeable into ordinary shares, preference shares or senior debt securities issued by ScottishPower. If any series debt securities is convertible or exchangeable, the prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The prospectus supplement would also include provisions regarding the adjustment of the number of securities to be received by you upon conversion or exchange.

In the event that the option of the holder to elect conversion or exchange is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 and Rules 14d-1 through 14d-7 as then in effect to the extent they are applicable to us and the transaction.

Payment of Additional Amounts

The laws applicable in any “applicable jurisdiction”, as described under “Special Situations—Optional Tax Redemption” may require ScottishPower or if ScottishPower is not the issuer, the issuer or any guarantor to withhold or deduct amounts from payments on the principal or interest on a debt security or any amounts to be paid under the guarantees, as the case may be, for present or future taxes or any other governmental charges. If a withholding or deduction of this type is required, ScottishPower or if ScottishPower is not the issuer, the issuer or any guarantor may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled. However, in order for you to be entitled to receive the additional amount, you must not be resident in the jurisdiction in which the withholding is required.

ScottishPower or if ScottishPower is not the issuer, the issuer or any guarantor will not have to pay additional amounts under any of the following circumstances:

•	The tax or governmental charge is imposed only because the holder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, trust, partnership or corporation, was or is connected to the applicable jurisdiction, other than by merely holding the debt security or guarantee or receiving principal or interest in respect thereof. These connections include where the holder or related party:

•	is or has been a citizen or resident of the applicable jurisdiction;

•	is or has been engaged in trade or business in the applicable jurisdiction; or

•	has or had a permanent establishment in the applicable jurisdiction.

•	The tax or governmental charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The tax or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The tax or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholdings or deductions.

•	The tax or governmental charge is imposed or withheld because the holder or beneficial owner failed:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner, or

•	to make a declaration or satisfy any information requirements,

that the statutes, treaties, regulations or administrative practices of the applicable jurisdiction require as a precondition to exemption from all or part of such tax or governmental charge.

•	The withholding or deduction is imposed pursuant to European Union Directive 2003/48/EC on the taxation of savings income adopted by the Council of the European Union on June 3, 2003 or any law (whether of a member state or non-member state) implementing such directive, or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000.

•	The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent.

•	The holder is a fiduciary, partnership or other entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any debt security, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary, a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had such beneficiary settlor, member or beneficial owner been the holder of such security.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to ScottishPower or if ScottishPower is not the issuer, the issuer or any guarantor is organized. The prospectus supplement relating to the debt securities may describe additional circumstances in which ScottishPower or if ScottishPower is not the issuer, the issuer or any guarantor would not be required to pay additional amounts.

In certain circumstances, payments made to holders of debt securities, issued by ScottishPower may be subject to withholding or deduction for an account of UK tax. These circumstances might include, for example, if payments are made on debt securities issued by ScottishPower that are not listed on a “recognized stock exchange” for UK tax purposes at the time of payment. For more information, see the section entitled “US Federal and UK Tax Consequences—United Kingdom Taxation of Debt Securities”.

Covenants

Limitation on Secured Debt

The following discussion of limitations on secured debt will be applicable to your series of debt securities only if we choose to have it apply to your series. If we do so choose, we will state that in the prospectus supplement. If this restriction shall be made applicable to debt securities of a particular series, and so long as any of the debt securities of that particular series remains outstanding, ScottishPower covenants and agrees that no notes, bonds, debentures or other similar evidences of indebtedness for money borrowed, other than Project Finance Indebtedness (as defined in the Indenture) (“Debt”) of ScottishPower or any Negative Pledge Company (as defined in the Indenture) or of any other person and no guarantee by ScottishPower or any Negative Pledge Company of any Debt of any person will be secured by a mortgage, charge, lien, pledge or other security interest (each a “Security Interest”) upon, or with respect to, any of the present or future business, property or assets of ScottishPower or any Negative Pledge Company unless ScottishPower shall, before or at the same time as the creation of the Security Interest, take any and all action necessary to ensure that all amounts payable by it or the applicable Negative Pledge Company, as the case may be, under the outstanding debt securities to which this restriction shall have been made applicable are secured equally and ratably with the Debt or guarantee, as the case may be, so long as such Debt or guarantee shall be so secured, by the Security Interest (provided, that for the purpose of providing such equal and ratable security, the principal amount of outstanding debt securities of any series of Original Issue Discount Securities (as defined in the Indenture) shall be such portion of the principal amount as may be specified in the terms of that series). This restriction, however, will not apply to:

•	Security Interests in existence on the date of original issue of the debt securities of any series to which this restriction is made applicable;

•	Security Interests created solely for the purpose of securing Debt incurred to finance, refinance or refund the purchase price or cost (including the cost of construction) of property or assets acquired after the date hereof (by purchase, construction or otherwise), or Security Interests in favor of guarantors of obligations or Debt representing, or incurred to finance, refinance or refund, such purchase price or cost, provided that no such Security Interest shall extend to or cover any property or assets other than the property or assets so acquired and improvements thereon (other than, in the case of Security Interests securing Debt incurred to finance construction or improvement costs, any theretofore unimproved real property on which the property so constructed, or the improvement, is located);

•	Security Interests which secure only indebtedness owing by a subsidiary to ScottishPower, to one or more subsidiaries or to ScottishPower and one or more subsidiaries;

•	Security Interests on any property or assets acquired from a corporation which is merged with or into ScottishPower or any subsidiary, or any Security Interests on the property or assets of any corporation or other entity existing at the time such corporation or other entity becomes a subsidiary and, in either such case, is not created as a result of or in connection with or in anticipation of any such transaction (unless such Security Interest was created to secure or provide for the payment of any part of the purchase price of such corporation);

•	Any Security Interest on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Security Interest was created to secure or provide for the payment of any part of the purchase price of such property or assets); or

•	Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Security Interest referred to in the foregoing bullet points or of any Debt secured thereby, provided that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Security Interest shall be limited to all or part of the property which secured the Security Interest extended, renewed or replaced (plus improvements on or additions to such property).

Notwithstanding the foregoing, ScottishPower or any Negative Pledge Company may issue, assume or guarantee Debt secured by Security Interests which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Debt of ScottishPower and its subsidiaries which would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under the foregoing bullet points) does not at the time of issuance, assumption, or guarantee thereof exceed the greater of $500,000,000 (or its equivalent in any other currency or currencies) or 20% of the Capital and Reserves (as defined in the Indenture).

Defeasance and Discharge

The following discussion of full defeasance and discharge will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (Section 403) The discussion below of defeasance of our obligations under “Merger and Similar Events” and “Limitation on Secured Debt”, or our covenant relating to corporate existence, applies to all series of debt securities. (Section 1008)

We can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, in addition to certain other actions, put in place the following arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and US government or US government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel to the effect that we may make the above deposit and defease certain obligations without causing you to be taxed on the debt securities, which in the case of full defeasance and discharge, must be based on a change of law or a ruling by the US Internal Revenue Service. We would not have to deliver this opinion if we received from, or there has been published by, the US Internal Revenue Service a ruling that states the same conclusion. We must also deliver to the trustee a legal opinion of our counsel confirming that the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940, as amended.

•	If the debt securities are listed on the New York Stock Exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted.

However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Additionally, we need not comply with our obligations under “Merger and Similar Events” and “Limitation on Secured Debt”, or our covenant relating to corporate existence if we, in addition to certain other actions, put into place the arrangements listed above, except that the legal opinion of our counsel referenced in (b) above need not be based on a change in US federal income tax law.

If we have deposited or caused to be deposited money or US government obligations to pay or discharge the principal of (and premium, if any) and interest, if any, on the outstanding debt securities to and including a redemption date on which all of the outstanding debt securities are to be redeemed, such redemption date shall be irrevocably designated by a board resolution delivered to the trustee on or prior to the date of deposit of such money or US government obligations, and such board resolution shall be accompanied by an irrevocable request from us that the trustee give notice of such redemption in our name and expense not less than 30 nor more than 60 days prior to such redemption date in accordance with the indenture.

Default and Related Matters

Ranking

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured obligations of ScottishPower, subordinated in right of payment to the prior payment in full of all senior indebtedness of ScottishPower with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term event of default means any of the following:

•	We do not pay the principal or any premium on a debt security on its due date.

•	We do not pay interest or additional amounts on a debt security within 30 days of its due date.

•	We do not deposit any sinking fund payment on its due date.

•	We remain in breach of certain covenants or any other term of the indentures for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 33% of the principal amount of debt securities of the affected series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	There is a default in the conversion or exchange of any convertible or exchangeable securities of the series in question and this default continues for 90 days after we receive a notice of default.

•	We default in the payment of the principal of any bond, debenture, note or other evidence of indebtedness for money borrowed, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed, of us having an aggregate principal amount exceeding US$100,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied for more than 30 Business Days and the time for payment of such amount has not been expressly extended.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are met. If an event of default involving a bankruptcy, insolvency or other similar event in respect of us shall have happened, the principal amount of all the debt securities will be immediately due and payable without notice or any other act on the part of the trustee or any holder of the debt securities. (Section 502)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of not less than 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers and directors certifying that, to their knowledge, we are in compliance with the terms of the indenture and the debt securities, or else specifying any default. (Section 1007)

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued by ScottishPower will, to the extent set forth in the applicable subordinated indenture, be subordinated in right of payment to the prior payment in full of all senior indebtedness of ScottishPower, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to ScottishPower or to its creditors, as such, or to its assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of ScottishPower, whether or not involving bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ScottishPower,

then the holders of senior indebtedness of ScottishPower will be entitled to receive payment in full of all amounts due or to become due in respect of all its senior indebtedness, or provision will be made for the payment in cash, before the holders of subordinated debt securities of ScottishPower are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of senior indebtedness of ScottishPower will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ScottishPower being subordinated to the payment of its subordinated debt securities. This payment may be payable or deliverable in respect of its subordinated debt securities in any case, proceeding, dissolution or other winding up event.

By reason of subordination, in the event of liquidation or insolvency of ScottishPower, holders of senior indebtedness of ScottishPower and holders of other obligations of ScottishPower that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of ScottishPower.

Subject to the payment in full of all senior indebtedness of ScottishPower, the rights of the holders of subordinated debt securities of ScottishPower will be subrogated to the rights of the holders of its senior indebtedness to receive payments or distributions of cash, property or securities of ScottishPower applicable to its senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, its subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to the subordinated debt securities of ScottishPower, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any senior indebtedness of ScottishPower is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any senior indebtedness of ScottishPower has been accelerated because of a default.

The subordinated indenture does not limit or prohibit ScottishPower from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to its other obligations.

The subordinated indenture provides that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by ScottishPower, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

Regarding the Trustee

ScottishPower and several of its subsidiaries maintain banking relations with the trustee or its affiliates in the ordinary course of their business.

If an event of default occurs, or an event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded occurs, the trustee may be considered to have a conflicting interest with respect to the debt securities or the applicable indenture for purposes of the Trust Indenture Act of 1939, as amended. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

DESCRIPTION OF SHARE CAPITAL OF SCOTTISH POWER PLC

General

The current authorized share capital of ScottishPower is £1,500,000,000, consisting of 3,000,000,000 ordinary shares of 50 pence each. As of December 31, 2004, 1,864,449,493 ordinary shares were issued and outstanding and fully paid. The ordinary shares are held in certificated and uncertificated (paperless) form.

As of the date of this prospectus, ScottishPower’s authorized share capital does not comprise any preference shares.

For information about ScottishPower’s share capital history for the last two fiscal years, see note 25 of ScottishPower’s financial statements included in ScottishPower’s Annual Report on Form 20-F for the year ended March 31, 2004, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus.

Alteration of Share Capital

ScottishPower may by ordinary resolution increase its share capital, consolidate or divide all or any of its share capital into shares of a larger amount, sub-divide all or any of its share capital into shares of a smaller amount or cancel any shares not taken or agreed to be taken by any person and diminish the amount of its authorized share capital by the amount of the shares so canceled. Ordinary resolutions are discussed under “Description of Ordinary Shares—Voting”.

Issue of Shares

Under UK law, the board of directors requires express authority to issue shares. This authority must either be given by an ordinary resolution of shareholders or be set out in the articles of association of ScottishPower, or the Articles. At the date of this prospectus, our board of directors has the authority to issue ordinary shares up to an aggregate nominal amount of £307,936,518.

Subject to the provisions of the Companies Act (and all other legislation currently in force and affecting companies incorporated thereunder, including ScottishPower), or the Statutes, shares may be issued on the terms that they are, or are liable to be, redeemed at the option of ScottishPower or the holder on such terms and in such manner as is set out in the Articles, except that the date on or by which, or the dates between which, any such shares are to be redeemed may be fixed by the board of directors. If so fixed, the date or dates must be fixed before the shares are issued. Under the Companies Act, ScottishPower may not issue redeemable shares unless it also has shares outstanding which are not redeemable. In addition, redeemable shares may be redeemed only if they are fully paid and they may only be redeemed out of distributable profits (as defined in the Companies Act) or out of the proceeds of a new issue of shares made for the purpose of the redemption. Except in certain limited circumstances set out in the Companies Act, any premium payable on redemption must be paid out of distributable profits (as defined in the Companies Act). The Articles provide that the redemption of any shares in ScottishPower must be sanctioned by an extraordinary resolution passed at a separate meeting of the holders of any class of convertible shares in ScottishPower carrying rights to convert into equity share capital of ScottishPower. Extraordinary resolutions are discussed under “Description of Ordinary Shares—Voting”.

ScottishPower may also, subject to the Articles and the Statutes, purchase any of its own shares, provided that a purchase does not result in there being no shareholder holding other than redeemable shares in ScottishPower. In terms of the Companies Act, in order to make a “market purchase” of shares (i.e., purchases on a recognized investment exchange, such as the London Stock Exchange), a company must have obtained authority from its shareholders by way of an ordinary resolution. In order to make an “off-market” purchase of shares, a company must have obtained authority from its shareholders by way of a special resolution and the proposed contract must have been on display for at least 15 days prior to the meeting at which the special resolution is to be proposed. Special resolutions are discussed under “Description of Ordinary Shares—Voting”. Our shareholders have currently authorized us to make “market purchases” of up to 185,999,745 ordinary shares. As of the date of this prospectus, the directors have not exercised this authority. No authority has been given by the shareholders to make “off-market” purchases of ordinary shares. Under the Companies Act, purchases by a company of its own shares may take place on the same conditions and with the same consequences as the redemption of redeemable shares, which are set out above. As with the redemption of redeemable shares, in terms of the Articles the purchase by ScottishPower of its own shares must be sanctioned by an extraordinary resolution passed at a separate meeting of the holders of any class of convertible shares in ScottishPower carrying rights to convert into equity share capital of ScottishPower.

Variation of Class Rights

Subject to the Statutes, whenever the share capital of ScottishPower is divided into different classes of shares, the class rights, as determined in accordance with UK law, attached to any class may only be varied or abrogated with either the consent of the holders of not less than three-quarters of the issued shares of the class, or with the sanction of an extraordinary resolution passed at a separate general meeting of such holders, but not otherwise. The quorum for any such meeting shall be two persons holding or representing by proxy at least one-third in nominal amount of the issued shares of the relevant class. Any holder of shares of the relevant class who is present in person or by proxy may demand a poll and every such holder shall on a poll have one vote for every share of the class held by the holder. Polls are discussed further under “Description of Ordinary Shares—Voting”. These provisions shall apply to the variation or abrogation of the special rights attached to some only of the shares of any class as if the shares concerned and the remaining shares of such class formed separate classes.

Unless otherwise provided by the rights attached to any shares or class of shares, those rights shall not be deemed to be varied by the creation or issue of another share ranking equally with, or subsequent to, that share or class of shares or by the purchase or redemption by ScottishPower of its own shares, or by ScottishPower permitting, in accordance with the UK Uncertificated Securities Regulations 2001, or the Regulations, the holding of and transfer of title to shares of that or any other class in uncertificated form by means of a relevant system.

Unless otherwise provided by the rights attached to any share or class of shares, those rights shall be deemed to be varied by the reduction of the capital paid up on that share or class of shares otherwise than by a purchase or redemption by ScottishPower of its own shares, and by the allotment of another share ranking in priority for payment of a dividend or in respect of capital or which confers on its holder voting rights more favorable than those conferred by that share or class of shares.

Creation and Issue of Preference Shares

As of the date of this prospectus, ScottishPower’s authorized share capital does not comprise any preference shares. In order to permit the creation and issue of preference shares, we would need to obtain various shareholder approvals in order to comply with the Statutes. In particular, we would need to obtain the approval of shareholders by ordinary resolutions, first, to the increase in share capital by the creation of the preference shares, and second, to provide the directors with express authority to issue such preference shares. The rights and restrictions attaching to such preference shares would also need to be set out in a separate ordinary resolution. Depending on the rights and restrictions attaching to such preference shares, it is likely that the creation of preference shares would constitute a variation of the rights of the holders of ordinary shares and, accordingly, would require further approvals to be obtained as described above in “Description of Share Capital of Scottish Power plc—Variation of Class Rights”.

Disclosure of Interests in Share Capital

The Companies Act provides that a person, including a company and other legal entities, that acquires any interest of 3% or more of any class of our shares, including through American depositary receipts, comprised in our “relevant share capital” is required to notify us in writing of its interest within two business days following the day on which the obligation arises. Relevant share capital, for these purposes, means our issued share capital carrying the right to vote in all circumstances at a general meeting. After the 3% level is exceeded, similar notifications must be made where the interest falls below the 3% level or otherwise in respect of increases or decreases of a whole percentage point.

For purposes of the notification obligation, “interested” is construed as it is for purpose of Section 212 of the Companies Act. The interest of a person in shares means any kind of interest in shares including interests in any shares:

•	in which a spouse, or child or stepchild under the age of 18, is interested;

•	in which a corporate body is interested, which includes interests held by other corporate bodies over which that corporate body has effective voting power, and either (a) that corporate body or its directors generally act in accordance with that person’s directions or instructions or (b) that person controls one-third or more of the voting power of that corporate body; or

•	in which another party is interested and the person and that other party are parties to a “concert party” agreement. A concert party agreement is one which provides for one or more parties to acquire interests in shares of a particular company and imposes obligations or restrictions on any of the parties as to the use, retention or disposal of such interests acquired pursuant to such agreement, if any interest in our shares is in fact acquired by any of the parties pursuant to the agreement.

Certain non-material interests may be disregarded for the purposes of calculating the 3% threshold, but the obligation of disclosure will still apply where such interests exceed 10% or more of any class of our relevant share capital and to increases or decreases of a whole percentage point.

Failure to comply with the obligations described above may result in criminal penalties.

Summary of Certain Provisions of ScottishPower’s Memorandum of Association and Articles of Association

Directors

The Articles provide that the business and affairs of ScottishPower shall be managed by the directors who, subject to and in accordance with the provisions of the Statutes, the memorandum of association, or the Memorandum, and the Articles and to any directions given by special resolution, may exercise all of the corporate powers of ScottishPower.

Any director who:

•	is appointed to any executive office (which includes, for this purpose, the office of chairman, deputy chairman or vice-chairman, whether or not such office is held in an executive capacity);

•	serves on any committee;

•	acts as trustee of a retirement benefits scheme or employees’ share scheme; or

•	otherwise performs services which, in the opinion of the board of directors or any committee thereof, are outside the scope of the ordinary duties of a director or who makes special exertions in traveling or residing abroad or otherwise in and about the business of ScottishPower, may be paid such extra remuneration through salary, commission or otherwise as the board of directors may determine.

The fees paid to directors who do not hold executive office, or non-executive directors, shall not exceed in aggregate £250,000 per annum or such other amount as may be determined from time to time by ordinary resolution. Subject to this overall aggregate limit, each non-executive director shall be paid a fee, which accrues on a daily basis, at such rate as shall be determined by the directors.

The directors may repay to any director all such proper and reasonable expenses as he or she may incur in attending and returning from meetings of the directors or of any committee or general meetings or otherwise in or about the business of ScottishPower.

The directors have the power to pay retirement, death or disability benefits, annuities or other allowances, emoluments or benefits to any director, ex-director, officer or ex-officer of

•	ScottishPower (or any of its predecessors in business);

•	any parent undertaking, or subsidiary undertaking of ScottishPower or any such parent undertaking; or

•	an undertaking which is otherwise allied to or associated with ScottishPower or any such parent or subsidiary undertaking, or in which ScottishPower or any parent or subsidiary undertaking has an interest, whether directly or indirectly.

The directors have the power to purchase and maintain insurance for, or for the benefit of, any persons who are or were at any time directors, officers or employees of ScottishPower or of any of the type of undertakings listed in the second and third bullet points in the preceding paragraph, or who are or were at any time trustees of any retirement benefits scheme or employees’ share scheme in which employees of ScottishPower or any of the type of undertaking referred to above are interested.

Under ScottishPower’s Articles, a director who is interested, whether directly or indirectly, in a contract or a proposed contract with ScottishPower or any subsidiary undertaking of ScottishPower (or any transaction or arrangement whether or not constituting a contract) shall declare the nature of his interest. A director is prohibited from voting where he or she has any material interest, otherwise than by virtue of his interests in shares, debentures or other securities in or through ScottishPower. A director shall not be counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.

A director will, however (subject to the Statutes and in the absence of any other material interest) be able to vote and be counted in the quorum where the resolution concerns any of the following:

•	the giving of any guarantee, security or indemnity in respect of obligations incurred by the director at the request of, or for the benefit of, ScottishPower or any of its subsidiary undertakings;

•	the giving of any guarantee, security or indemnity in respect of an obligation incurred by ScottishPower or any of its subsidiary undertakings for which the director has assumed responsibility (in whole or in part and whether alone or jointly with others);

•	any proposal concerning the subscription or purchase by him of shares, debentures or other securities of ScottishPower pursuant to an offer or invitation to shareholders or debenture holders of ScottishPower, or any class of them, or to the public or any section of them;

•	a contract, arrangement, transaction or proposal concerning an offer of shares or debentures or other securities of or by ScottishPower or any of its subsidiary undertakings for subscription or purchase, in which offer he is or may be interested as a participant in the underwriting or sub-underwriting thereof;

•	a contract, arrangement, transaction or proposal concerning any other company in which he is interested, directly or indirectly, and whether as an officer or shareholder or otherwise howsoever, in which he (together with persons connected with him within the meaning of the Companies Act) does not hold an interest representing 1% or more of the issued shares of any class of the equity share capital of such company or of the voting rights available to shareholders of the relevant company;

•	a contract, arrangement, transaction or proposal for the benefit of employees of ScottishPower or any of its subsidiary undertakings which does not award him any privilege or benefit not generally accorded to the employees to whom the contract or arrangement relates; and

•	a contract, arrangement, transaction or proposal concerning insurance which ScottishPower is empowered to purchase and/or maintain for, or for the benefit of, any directors of ScottishPower.

If the number of directors is reduced below the number fixed by, or in accordance with, the Articles as the necessary quorum of directors, the continuing director(s) may act for the purpose of filling up such vacancies or of summoning general meetings of ScottishPower, but not for any other purpose.

The directors may exercise all of the borrowing powers of ScottishPower.

There are no requirements for a director to retire at a certain age. The age of a director who has attained the age of 70 must be stated in the notice convening the general meeting at which he or she is proposed to be elected or re-elected. At the annual general meeting every year, one-third (or, if the number is not three or a multiple of three, the number nearest to one-third) of the directors subject to retirement by rotation, as described in the Articles and subject to the requirements of the Statutes, shall retire.

In terms of the Articles, there is no requirement for directors to own any shares of ScottishPower.

DESCRIPTION OF ORDINARY SHARES

ScottishPower may issue ordinary shares by this prospectus. This section summarizes the material information relating to the rights of ScottishPower’s ordinary shares as of the date of this prospectus, including summaries of parts of the Articles and the Companies Act. Because these are summaries, they are materially complete but do not contain all the information that may be important to you. For more complete information, you may refer to the Articles and the Companies Act. The Articles are an exhibit to our registration statement. See “Where You Can Find More Information About Us” for information on how to obtain a copy.

Voting

Subject to the restrictions referred to under “Restrictions on Voting” below, voting upon a resolution (other than a special or extraordinary resolution) at any general meeting of shareholders is decided by a show of hands unless a poll, which is a written vote, is duly demanded. On a show of hands, every shareholder who is present in person at a general meeting, including a person present as the duly authorized representative of a corporate shareholder acting in that capacity, has one vote regardless of the number of shares held. On a poll, every shareholder who is present in person or by proxy has one vote for every share held by that shareholder. A poll may be demanded by any one of the following:

•	the chairman of the meeting;

•	not less than five persons having the right to vote at the meeting;

•	a shareholder or shareholders holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting and present in person or by proxy; or

•	a shareholder or shareholders holding shares in ScottishPower conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right, and present in person or by proxy.

All special resolutions and extraordinary resolutions shall be decided only on a poll.

Matters are transacted at general meetings of ScottishPower by the proposal and approval of three kinds of resolutions:

•	ordinary resolutions, such as a resolution for the election of directors, the declaration of a dividend, the appointment of auditors, the increase of the authorized share capital or the grant of authority to allot shares;

•	special resolutions, such as a resolution amending the Articles, changing the name of ScottishPower or waiving preemption rights under the Companies Act; and

•	extraordinary resolutions, such as modifying the rights of any class of shares at a meeting of the holders of the class or relating to certain matters concerning the liquidation of ScottishPower.

Unless otherwise required by the Companies Act or the Articles, voting at any general meeting is by ordinary resolution. An ordinary resolution requires the affirmative vote of a majority of votes cast on the resolution by members present in person, in the case of a vote by show of hands, or present in person or by proxy, in the case of a vote by poll. Special and extraordinary resolutions require the affirmative vote, by poll, of not less than three-quarters of the votes cast on the resolution by the shareholders present in person or by proxy. The quorum required to transact business at general meetings is three shareholders who are present in person or by proxy and entitled to vote on the business to be transacted.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting is entitled to a casting vote, in addition to any other vote he or she may have.

Meetings shall be convened upon at least 21 clear days’ notice to shareholders where a special resolution is being proposed or where the meeting is an annual general meeting, or upon at least 14 clear days’ notice to shareholders in respect of any other general meeting (except in respect of meetings where either a resolution to remove a director or a resolution whereby the retiring auditor is not reappointed is being proposed, which such meetings shall require 28 days’ clear notice to ScottishPower and to shareholders). In each case a “clear day” does not include either the date on which the notice is served or deemed to be served or the day on which the meeting is held. The practice under UK corporate governance guidelines is for annual general meetings to be held after at least 20 working days’ notice.

Any general meeting may be convened at, or adjourned to, more than one place provided that persons attending at any particular place shall be able to participate in the business for which the meeting has been convened, see and hear all persons who speak in the principal meeting place and any satellite meeting place, and be seen and heard by all other persons so present in the same way. Where the directors have designated a satellite meeting place, the chairman of the general meeting shall be present at, and the meeting is deemed to take place at, the principal meeting place. The directors may also make arrangements for other venues, at locations not classified as principal or satellite meeting places, for speaking at and for viewing and hearing the proceedings of a general meeting. Those attending such venues will not be regarded as present at the general meeting or adjourned general meeting and shall not be entitled to vote at the meeting at or from that venue.

Restrictions on Voting

A shareholder, or any other person appearing to be interested in shares held by that shareholder, may be served by ScottishPower with a notice under Section 212 of the Companies Act, or a Section 212 Notice, requiring confirmation as to whether or not such person is interested in the shares, and if not holding beneficially, on whose behalf they are held, and certain other information with respect to such interest. For the purpose of the following discussion, as it pertains to disclosure requirements and related restrictions on voting, “interested” is construed as it is for purposes of Section 212 of the Companies Act.

If a shareholder, or any other person appearing to be interested in shares held by that shareholder, has been served with a Section 212 Notice and has failed to give ScottishPower any information required by the Section 212 Notice within 14 days from the date of the notice, then the directors may, in their absolute discretion, by notice direct that that shareholder shall not be entitled to vote either personally or by proxy at a general meeting or at a class meeting in respect of those shares. Failure to comply with a Section 212 Notice may result in criminal penalties.

A shareholder shall not, unless the directors determine otherwise, be entitled to attend or vote at any general meeting of ScottishPower or meeting of the holders of separate classes of shares, either personally or by proxy or (if the shareholder is a corporation) by authorized representative, if any call or other sum payable in respect of the shares held by the shareholder has not been fully paid.

Dividends and Other Distributions

ScottishPower may, by ordinary resolution, declare dividends in accordance with the respective rights of the shareholders, provided that no dividends are payable except out of the profits of ScottishPower available for distribution under the provisions of the Companies Act and the Articles and no dividends are payable in excess of the amount recommended by the directors. Subject to any rights attaching to any shares or the terms of issue thereof, all dividends are apportioned and paid pro rata according to the amounts paid on the shares during any portion or portions of the period in respect of which the dividends are paid. Subject to any special rights attached to a share, no dividend payable in respect of a share shall bear interest.

Interim and final dividends may be paid, if profits are available for distribution and if the directors so resolve. If the share capital is divided into different classes, the directors may pay dividends on shares which confer deferred or non-preferred rights with regard to dividends as well as on shares which confer preferential rights with regard to dividends, but no dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. The directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

ScottishPower may either (i) upon the recommendation of the directors, by ordinary resolution, or (ii) by resolution of the directors in respect of a dividend to be paid in accordance with the above paragraph, direct that payment of the dividend (whether final or otherwise) be made, in whole or in part, by the distribution of specific assets (and in particular, of paid-up shares or debentures of any other company) and the directors may give effect to such resolution. Where any difficulty arises in regard to such distribution, the directors may (a) settle the same as they think expedient, (b) fix the value for distribution of such specific assets or any part thereof, (c) determine that cash payments shall be made to any shareholders on the basis of the value so fixed in order to adjust the rights of those entitled to participate in the dividend, and (d) vest any such specific assets in trustees as may seem expedient to the directors.

The directors may, if authorized by an ordinary resolution at an annual general meeting of ScottishPower, in respect of any dividend declared or proposed to be declared or payable within a specified period expiring no later than the conclusion of the fifth annual general meeting following the date of such approval (and provided that an adequate number of unissued shares are available for the purpose) offer any holders of ordinary shares the right to elect to receive additional shares, credited as fully paid, instead of cash in respect of the whole, or some part, to be determined by the directors, of any dividend specified by the ordinary resolution. Any such announcement shall, where practicable, be made prior to or contemporaneously with the announcement of the dividend in question and any related information as to ScottishPower’s profits for such financial period or part thereof. The basis of allotment shall be determined by the directors so that, as nearly as may be considered convenient, the value calculated by reference to the average quotation of the additional shares to be allotted in lieu of any amount of dividend shall equal such amount. The additional shares so allotted shall rank pari passu in all respects with the fully paid shares then in issue, except only as regards participation in the relevant dividend. Notwithstanding the above, the directors may at any time prior to payment of the relevant dividend determine, if it appears to them desirable due to a change in circumstances, that the dividend shall be payable wholly in cash. If they so determine, then all elections to receive additional shares shall be disregarded.

All dividends or other monies payable on, or in respect of, a share which are unclaimed after having been declared may be invested or otherwise made use of by the directors for the benefit of ScottishPower until claimed. The payment by the directors of any unclaimed dividend or other monies payable on, or in respect of, a share into a separate account shall not constitute ScottishPower as trustee in respect thereof. ScottishPower shall be entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if those instruments have been returned undelivered to, or left uncashed by, that shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the shareholder’s new address. This entitlement of ScottishPower shall cease in respect of any shareholder if he or she claims a dividend or cashes a dividend warrant or check. Any dividend unclaimed after a period of 12 years from the date it became due for payment shall, if the directors so resolve, be forfeited and cease to remain owing by ScottishPower.

If any person appearing to be interested, as discussed above, in shares representing at least 0.25% of the nominal value of their class has failed to give ScottishPower any information required by a Section 212 Notice served upon a shareholder within 14 days, the directors may direct that no payment shall be made by way of dividend and no scrip shares shall be allotted in respect of the shares. Any direction shall cease to have effect when the directors are satisfied that all the information required by the Section 212 Notice has been given to ScottishPower.

On a winding-up of ScottishPower, the balance of the assets available for distribution, subject to any preferential or special rights attached to any other class of shares, shall be applied in repaying to the holders of ordinary shares the amounts paid up or credited as paid up on those shares, and any surplus assets will belong to the holders of ordinary shares in proportion to the numbers of ordinary shares held by them, having taken account of the amounts paid up or credited as paid up on those shares.

Untraced Shareholders

ScottishPower may sell any share if, for a period of 12 years during which at least three dividends in respect of the share have been payable, no check or warrant for amounts payable in respect of the share has been cashed and no communication in respect of the share has been received by ScottishPower from the relevant shareholder or other person entitled to the share. ScottishPower must advertise notice of its intention to sell the share in one Scottish newspaper, one leading national newspaper and a newspaper circulating in the area to which the checks and warrants were sent. Notice of the intention to sell must also be given to the London Stock Exchange if shares of the class concerned are listed or dealt in on that exchange.

If no communication in respect of the share is received within a further three months, ScottishPower may sell the share in a manner as the directors think fit at the best price reasonably obtainable.

ScottishPower are also entitled to sell, in the manner outlined above, any additional share issued during the said period of twelve years and three months in respect of any share to which the above procedure applies.

ScottishPower shall be indebted to the former shareholder or other person previously entitled to the share for an amount equal to the net proceeds of sale, but no trust shall be created and no interest shall be payable in respect of the proceeds of sale.

Transfer of Shares—Certificated

Transfers of certificated shares shall be effected by a validly executed written instrument of transfer in a usual form or in any other form acceptable to the directors. The transferor is deemed to remain the holder of the shares concerned until the name of the transferee is entered in the register of shareholders. The directors may, in their absolute discretion, decline to register a transfer of a share which is not fully paid, provided that the refusal does not prevent dealings from taking place on an open and proper basis. The directors may also refuse to register a transfer unless the instrument of transfer is:

•	duly stamped (or adjudged or certified as not chargeable to stamp duty) and lodged at the place where the register of shareholders of ScottishPower is kept or at such other place as the directors may appoint and is accompanied by the certificate for the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his or her behalf, evidence of the authority of that person to do so); and

•	in respect of only one class of share; and

•	in favor of not more than four transferees jointly.

If a shareholder or any other person appearing to be interested, as discussed above, in certificated shares representing at least 0.25% of the nominal value of their class has been served with a Section 212 Notice and has failed to give ScottishPower any information required by the notice within 14 days, the directors may, by notice, direct that, except in limited circumstances, no transfer of any of those shares shall be registered. Any such direction shall cease to have effect when the directors are satisfied that all the information required by the Section 212 Notice has been given to ScottishPower.

Transfer of Shares—Uncertificated

Transfers of uncertificated shares must be made in accordance with the Regulations. The Regulations provide that where any conflict exists between the Articles and the Regulations, the Regulations will prevail.

Consequently, in relation to uncertificated shares, it may not be possible to enforce the provisions of the Articles regarding refusal to register transfers. The Regulations only permit a company to refuse to register a transfer of uncertificated shares in very limited circumstances, including where an order of the court prohibits the transfer. Consequently, the Articles contain provisions designed to enable ScottishPower to direct that a shareholder take specific actions to ensure that an uncertificated share is not effectively transferred in circumstances where a transfer of that share would not be registered were it in certificated form.

Preemptive Rights

The Articles do not contain any preemptive rights in favor of shareholders. However, the Companies Act confers on shareholders, to the extent not waived or disapplied, rights of preemption in respect of “equity securities” that are, or are to be, issued for cash. The term “equity securities” includes ordinary shares in ScottishPower.

Under the Companies Act, these provisions may be disapplied by a special resolution of the shareholders, either generally or specifically. ScottishPower currently has a general disapplication in place in respect of any future rights issue or an allotment of a number of shares equal to approximately 5% of the current issued share capital. These general disapplications are normally sought annually.

Notices

A shareholder who has no registered address in the UK and who gives to ScottishPower an address within the UK at which a notice or other document may be sent to such holder by instrument or an address to which a notice or other document may be sent using electronic communications shall (provided that, in the case of electronic communications, ScottishPower so agrees), be entitled to have notices or other documents sent to that address but otherwise no such shareholder shall be entitled to receive any notice or other document from ScottishPower.

In some limited circumstances, ScottishPower may give notices to shareholders by advertisement in newspapers in the UK.

DESCRIPTION OF PREFERENCE SHARES

At the date of this prospectus, ScottishPower’s authorized share capital does not comprise any preference shares. As explained in the section “Description of Share Capital of Scottish Power plc—Creation and Issue of Preference Shares”, in order to issue preference shares, we would need to obtain various shareholder approvals.

If such shareholder approvals are obtained, then provided that such preference shares confer the right to participate only up to a specified amount in a dividend or capital distribution, then such shares would fall outside the scope of the requirement of the Companies Act that the shares be offered first to existing shareholders on a preemptive basis. Preemptive rights are discussed under “Description of Ordinary Shares—Preemptive Rights”. The creation and issue of preference shares which do not have such limited rights to participate in dividends or capital distributions or that are convertible into, or exchangeable for, other classes of our shares would, however, be required to be offered first to existing shareholders on a preemptive basis, unless such rights are waived by a special resolution of our shareholders. Our shareholders have currently waived preemptive rights with respect to equity securities with an aggregate nominal amount of £46,499,936 (92,999,872 ordinary shares).

Subject to the foregoing, applicable law and the rights of other holders of our share capital, we may seek to issue preference shares in one or more series with such terms, rights and restrictions as the shareholders determine through the ordinary resolutions referred to in the section “Description of Share Capital of Scottish Power plc—Creation and Issue of Preference Shares”. Such terms, rights and restrictions may include certain of the following:

•	the maximum number of preference shares;

•	the designation of the preference shares;

•	any dividend rate, or basis for determining such a rate, on the preference shares;

•	whether or not dividends will be cumulative and, if so, from which date or dates;

•	whether the preference shares will be redeemable and, if so, the date, prices and other terms and conditions of redemption;

•	whether the preference shares will be convertible into, or exchangeable for, ordinary shares, senior debt securities or subordinated debt securities of Scottish Power and, if so, the rate or rates of conversion or exchange, any terms of adjustment and whether the preference shares will be convertible or exchangeable at our option, the option of holders of the preference shares or both;

•	whether the preference shares will have voting rights in addition to those provided by law and, if so, the terms of those voting rights and the circumstances in which they may be exercised;

•	the rights of the preference shares in the event of a voluntary or involuntary liquidation, dissolution or winding up of ScottishPower; and

•	any other relative rights, powers, preferences, qualifications, limitations or restrictions relating to the preference shares.

The specific terms of any such preference shares will be described in a prospectus supplement which will describe all of the material terms of each series of preference shares we may offer. For additional information, you should read the documents which would govern such preference shares, including the Memorandum, the Articles and any other document filed with the Registrar of Companies in Scotland, as applicable at the time of any issuance, setting out the terms of such preference shares. To the extent the preference shares are convertible or exchangeable into securities registered under Section 12 of the Securities Exchange Act of 1934, the prospectus supplement will disclose that we will comply with Rule 14e-1 and Rules 14d-1 through 14d-7 as then in effect to the extent they are applicable to us and the transaction.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

If we issue ordinary shares pursuant to this prospectus, including upon conversion of convertible debt securities issued pursuant to this prospectus, the ordinary shares may be issued in the form of American depositary shares or ADSs. ADSs represent ownership interests in securities that are on deposit with a depositary bank. JPMorgan Chase Bank, as successor to Morgan Guaranty Trust Company, located at P.O. Box 43013, Providence, RI 02940-3013, is the depositary bank for our ADSs. Your ADSs will be evidenced by what are known as American depositary receipts or ADRs. An ADR may be issued in either book-entry or certificated form by the depositary. Each ADS represents an ownership interest in four ordinary shares of ScottishPower deposited with the depositary’s custodian under a deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but not distributed by it directly to you.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the ordinary shares, you must rely on the depositary’s nominee to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information About Us” for information on how to obtain a copy.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or its custodian receives on shares or other deposited securities, after deducting its expenses. You will receive these distributions in proportion to the number of underlying shares your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary shall convert cash distributions from foreign currency to US dollars if this is permissible and can be done on a reasonable basis. The depositary will endeavor to distribute such cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States, and certain other expenses and adjustments. If the depositary cannot reasonably make such conversion or obtain any governmental approval or license necessary for the conversion, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in ordinary shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such ordinary shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADR holders entitled thereto.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of such rights. However, if we do not furnish such evidence or if the depositary determines it is not practical to distribute such rights, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either:

•	distribute such securities or property in any manner it deems equitable and practicable;

•	sell such securities or property and distribute any net proceeds in the same way it distributes cash; or,

•	hold the distributed property in which case the ADSs will also represent the distributed property.

Any US dollars will be distributed by checks drawn on a bank in the US for whole dollars and cents; fractional cents will be withheld without liability for interest and added to future cash distributions.

The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holder.

Without limiting the generality of the preceding paragraph, if a registration statement under the Securities Act is required with respect to securities to which any rights relate in order for ScottishPower to offer such rights to holders of ADRs and sell the securities represented by such rights, the depositary shall not offer such rights to holders of ADRs having an address in the United States, as defined in Regulation S under the Securities Act, unless and until a registration statement is in effect or unless the offering and sale of such securities and the rights to holders are exempt from registration under the Securities Act.

We cannot assure you that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

The depositary will issue ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under a prospectus supplement, ScottishPower may arrange with the underwriters named therein to deposit such ordinary shares if and as provided in the prospectus supplement.

Ordinary shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian for the depositary will hold all deposited ordinary shares for the account of the depositary. ADR holders thus have no direct ownership interest in the ordinary shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited ordinary shares. The deposited ordinary shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary’s principal New York office or any other location that it may designate as its transfer office.

Every person depositing ordinary shares under the deposit agreement represents and warrants that such ordinary shares are validly issued and outstanding, fully paid, non-assessable and free of preemptive rights, that the person making the deposit is duly authorized so to do and that such shares (i) are not “restricted securities” as such term is defined in Rule 144 under the Securities Act unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) or may otherwise be offered and sold freely in the United States in accordance with Rule 144 or otherwise, and (ii) have been registered under the Securities Act. In addition, such person will be deemed to represent that such ordinary shares are not liable to disenfranchisement or disposal by ScottishPower under Article 50 of the ScottishPower Articles.

Without limiting the foregoing, the depositary will not knowingly accept for deposit under the deposit agreement any ordinary shares which (i) if sold by the holder of the ordinary shares in the United States as defined in Regulation S, would be subject to the registration provisions of the Securities Act, unless a registration statement is in effect as to the ordinary shares or such sale would be exempt from such provisions or (ii) would thereby infringe any provision of the ScottishPower Articles. Without limiting the generality of the foregoing, ordinary shares which the depositary believes have been withdrawn from a restricted ADR facility established or maintained by a depositary bank (including any such other facility maintained by the depositary pursuant to the Rule 144A Deposit Agreement, dated as of May 30, 1991, among ScottishPower and the other parties thereto) may be accepted for deposit under the deposit agreement only if the ordinary shares have been acquired in a transaction:

•	registered under the Securities Act;

•	in compliance with Regulation S under the Securities Act; or

•	in accordance with Rule 144 under the Securities Act, and the depositary may, as a condition to accepting the deposit of the ordinary shares under the deposit agreement, require the person depositing such ordinary shares to provide it with a certificate in writing to the foregoing effect.

The depositary will comply with written instructions of ScottishPower not to accept for deposit under the deposit agreement any ordinary shares identified in the instructions at times and under circumstances as may be specified in the instructions to facilitate ScottishPower’s compliance with the securities laws of the US.

When you turn in your ADS at the depositary’s office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying shares at the custodian’s office. At your risk, expense and request, the depositary may deliver at another place you request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary, or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any US or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary will fix record dates for the determination of the registered ADR holders who will be entitled:

•	to receive a dividend, distribution or rights; or

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities;

all subject to the provisions of the deposit agreement.

Voting of Deposited Securities

The depositary or, if the deposited securities are registered in the name of or held by its nominee, its nominee, subject to and in accordance with the ScottishPower Articles irrevocably appoints each registered ADR holder for the time being on the voting record date fixed by the depositary in respect of any meeting at which holders of deposited securities are entitled to vote, as its proxy to attend, vote and speak at the relevant meeting in respect of the deposited securities represented by the ADR held by such ADR holder on the voting record date.

In respect of any such meeting each ADR holder of record can appoint either the depositary or any other person to act as its proxy to attend and vote on its behalf, subject to the provisions of the deposit agreement and the ScottishPower Articles. As soon as practicable after receipt of notice of any meeting at which the holders of deposited securities are entitled to vote, or of solicitation of consents or proxies from holders of deposited securities, the depositary shall, in accordance with the deposit agreement, fix the voting record date in respect of such meeting or solicitation. The depositary or, if ScottishPower so determines, ScottishPower, shall mail to ADR holders of record on such voting record date:

•	such information as is contained in the notice of meeting or in the solicitation materials,

•	an ADR proxy card in the form prepared by the depositary, after consultation with ScottishPower;

•	a statement that each ADR holder at the close of business on the voting record date will be entitled, subject to any applicable law, the ScottishPower’s Articles and the provisions of or governing the deposited securities, either:

•	to use such ADR proxy card in order to attend, vote and speak at such meeting as the proxy of the depositary or its nominee solely with respect to the ordinary shares or other deposited securities represented by ADSs evidenced by such holder’s ADRs;

•	to appoint any other person as the proxy of such ADR holder, solely with respect to the ordinary shares or other deposited securities represented by ADSs evidenced by such holder’s ADRs; or

•	to appoint the depositary as the proxy of such ADR holder solely with respect to the ordinary shares or other deposited securities represented by ADSs evidenced by such holder’s ADRs and to instruct the depositary as to the exercise of the voting rights pertaining to the ordinary shares or other deposited securities represented by ADSs evidenced by each holder’s ADRs;

•	and if the depositary is to be appointed by such ADR holder as its proxy, a brief statement as to the manner in which voting instructions may be given to the depositary.

Upon the written request of an ADR holder of record on the voting record date received on or before the date established by the depositary for such purpose, the depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the ScottishPower’s Articles and the provisions of the deposited securities, to vote or cause to be voted the deposited securities in accordance with the instructions set forth in such request.

The depositary and its agents will not exercise any discretion as to voting and will not vote or attempt to exercise the right to vote the ordinary shares or other deposited securities represented by ADSs except pursuant to and in accordance with the written instructions from ADR holders given in accordance with the provisions of the deposit agreement. Ordinary shares or other deposited securities represented by ADSs for which no specific voting instructions are received by the depositary from the ADR holder shall not be voted by the depositary but may be directly voted by registered ADR holders in attendance, in person or by proxy, at meetings of shareholders as proxy for the depositary, subject to, and in accordance with, the provisions of the depositary agreement and ScottishPower’s Articles.

Reports and Other Communications

The depositary will make available for inspection by ADR holders any written communications from ScottishPower which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. These communications will be furnished by us in English when so required by any rules or regulations of the SEC.

Fees and Expenses

ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs, or any portion thereof, issued or surrendered. ADR holders or persons depositing shares may also be charged the following expenses:

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into US dollars.

We will pay all other charges and expenses of the depositary and any agent of the depositary, except the custodian, pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may:

•	deduct the amount thereof from any cash distributions; or

•	sell deposited securities and deduct the amount owing from the net proceeds of such sale.

In either case the ADR holder remains liable for any shortfall.

Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities, except under limited circumstances mandated by securities regulations. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled to them.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, or (ii) any recapitalization, reorganization, merger, scheme, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges except for taxes and other charges specifically payable by ADR holders under the deposit agreement, or affects any substantial existing right of ADR holders. If an ADR holder continues to hold ADRs after being so notified, such ADR holder will be considered to have agreed to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days’ prior notice, and it must do so at our request. In addition, the depositary may terminate the deposit agreement after giving at least 30 days’ notice if, at any time 90 days after the depositary shall have delivered to ScottishPower its written resignation, a successor depositary shall not have been appointed. After termination, the depositary’s only responsibility will be:

•	to deliver deposited securities to ADR holders who surrender their ADRs; and

•	to hold or sell distributions received on deposited securities.

As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not have to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR Holders

The deposit agreement expressly limits the obligations and liability of the depositary, ScottishPower and our respective agents. Neither we nor the depositary nor any such agent will be liable if it:

•	is prevented or hindered in performing any obligation by circumstances beyond its control, including, without limitation, requirements of law, rule, regulation, the terms of the deposited securities, the Articles, and acts of God;

•	exercises or fails to exercise discretion under the deposit agreement;

•	performs its obligations without gross negligence or bad faith;

•	takes any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or any other qualified person; or

•	relies on any documents it believes in good faith to be genuine and to have been properly executed.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense, including fees and disbursements of counsel and liability is furnished as often as we require.

The depositary will not be responsible for failing to carry out instructions to vote the ADSs, so long as such failure was not in bad faith, or for the manner in which the ADSs are voted, so long as such voting was not in bad faith, or the effect of the vote.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interests

Each holder of an ADR agrees that the holder is bound by, and subject to, the ScottishPower Articles and that the holder will provide within the prescribed time period the information as ScottishPower may request in a disclosure notice given under the ScottishPower Articles and the Companies Act. Failure of a holder to provide in a timely fashion the information requested in any disclosure notice may result in the suspension of certain rights in respect of the holder’s ADSs, including:

•	voting rights in respect of the ordinary shares represented by the ADSs; and

•	if the ADSs represent ordinary shares which, together with all other ordinary shares in which the holder has an interest, represent 0.25% or more of the ordinary shares of ScottishPower, the right to transfer the ordinary shares and the right to receive dividends and other distributions in respect of the ordinary shares.

Each ADR holder agrees to comply with the provisions of the ScottishPower Articles and the Companies Act with regard to notification to ScottishPower of interests in ordinary shares, which include provisions requiring an ADR holder to disclose within a prescribed period of time, currently two days, interests in ordinary shares equal to or in excess of the specified percentage, currently 3%, of the ordinary shares, and of any percentage point change in the level of that interest.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities, unless the deposit agreement provides otherwise, until the following conditions have been met:

•	the holder has paid all taxes and governmental charges (including without limitation, amounts in respect of any applicable stamp duties and taxes), and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decides it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain, at its transfer office in the Borough of Manhattan, a register for the registration, registration of transfer, combination and split-up of ADRs that at all reasonable times will be open for inspection by holders of ADRs and ScottishPower but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADRs prior to the deposit with the custodian of shares or rights to receive shares. This is called a pre-release of the ADSs. A pre-release is closed out as soon as the underlying ordinary shares, or other ADRs, are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADRs; and

•	each recipient of pre-released ADRs agrees in writing that he or she:

•	owns the underlying ordinary shares;

•	assigns all rights in such ordinary shares to the depositary;

•	holds such ordinary shares for the account of the depositary; and

•	will deliver such ordinary shares to the custodian as soon as practicable, and promptly if the depositary so demands.

Such pre-release is terminable by the depositary on not more than five business days’ notice.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time, excluding those evidenced by pre-released ADRs. However, the depositary may change or disregard such limit from time to time as it reasonably deems appropriate.

The Depositary

JPMorgan Chase Bank is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

The depositary may resign as depositary by written notice of its election to do so delivered to the ScottishPower, or be removed as depositary by ScottishPower by written notice of such removal to the depositary; such resignation or removal will take effect upon the appointment of and acceptance by a successor depositary.

CLEARANCE AND SETTLEMENT

Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by the Depository Trust Company, or DTC, in the US, Clearstream Banking, societe anonyme, or Clearstream in Luxembourg and Euroclear Bank S.A./N.V. or Euroclear, in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in US dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the US, its territories and possessions must initially hold their interests through Euroclear, Clearstream or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

Clearing agencies registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, will be used to facilitate the clearance and settlement of any securities that are registered in the US and are sold to or purchased from US investors. Additionally, for securities offered that are registered under Section 12 of the Securities Exchange Act of 1934, as amended, transfer agents registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, will be used to conduct all transfer activity.

We have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream

Clearstream has advised us as follows:

•	Clearstream is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•	Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•	Clearstream provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•	Clearstream’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its US customers are limited to securities brokers and dealers and banks.

•	Indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•	Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•	Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•	Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•	Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures—DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in US dollars, on the settlement date. For payments in a currency other than US dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream

We understand that investors that hold their securities through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading Between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities, or such other procedures as are applicable for other securities.

If payment is made in US dollars, settlement will be in same-day funds. If payment is made in a currency other than US dollars, settlement will be free of payment. If payment is made other than in US Dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading Between Euroclear and/or Clearstream Participants

We understand that secondary market trading between Euroclear and/or Clearstream participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream participant. Euroclear or Clearstream, as the case may be, will then instruct the common depositary for Euroclear and Clearstream to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream. Under this approach, participants may take on credit exposure to Euroclear or Clearstream until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to them, participants can choose not to preposition funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the securities through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. US investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

US FEDERAL AND UK TAX CONSEQUENCES

United States Taxation

This section describes the material United States federal income tax consequences of acquiring, owning and disposing of securities we may offer pursuant to this prospectus. It applies to you only if you acquire the offered securities in an offering or offerings contemplated by this prospectus and you hold the offered securities as capital assets for tax purposes. This section is the opinion of Milbank, Tweed, Hadley & McCloy LLP, US counsel to the issuer. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	in the case of debt securities, a bank,

•	in the case of shares or ADSs, a person that actually or constructively owns 10% or more of the voting stock of ScottishPower,

•	a person that holds offered securities as part of a straddle or a hedging or conversion transaction (including, in the case of debt securities, debt securities owned as a hedge, or that are hedged, against interest rate or currency risks),

•	a person liable for alternative minimum tax, or

•	investors in pass-through entities

•	a United States holder (as defined below) whose functional currency is not the US dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You are a United States holder if you are a beneficial owner of an offered security and you are for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

You are a United States alien holder if you are the beneficial owner of an offered security and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

You should consult your own tax advisor regarding the United States federal, state and local and other tax consequences of owning and disposing of offered securities in your particular circumstances.

United States Taxation of Shares and ADSs

This section is based in part upon the representations of the Depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms. In general, and taking into account this assumption, for United States federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the owner of the ordinary shares represented by those ADSs. Exchanges of ordinary shares for ADRs, and ADRs for ordinary shares, generally will not be subject to United States federal income tax.

Dividends

United States Holders. Under the United States federal income tax laws, and subject to the passive foreign investment company rules discussed below, if you are a United States holder, the gross amount of any dividend paid by ScottishPower out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a noncorporate United States holder, dividends paid to you in taxable years beginning before January 1, 2009 will be taxable to you at a maximum tax rate of 15% provided that you hold the shares or ADSs for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date or, in the case of preference shares, if the dividend is attributable to a period or periods aggregating over 366 days that you hold the preference shares for more than 90 days during the 180-day period beginning 90 days before the ex-dividend date, and in each case meet other holding period requirements.

The dividend is taxable to you when you, in the case of shares, or the Depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a United States holder will be the US dollar value of the pound sterling payments made, determined at the spot pound sterling/ US dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into US dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into US dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the shares or ADSs and thereafter as capital gain.

Dividends will be income from sources outside the United States, and generally will be “passive income” or for taxable years beginning before January 1, 2007, “financial services income”, and for taxable years beginning after December 31, 2006, “general” category income, in each case which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% tax rate.

United States Alien Holders. If you are a United States alien holder, dividends paid to you in respect of shares or ADSs will not be subject to United States federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you generally will be taxed in the same manner as a United States holder. If you are a corporate United States alien holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Capital Gains

United States Holders. Subject to the passive foreign investment company rules discussed below, if you are a United States holder and you sell or otherwise dispose of your shares or ADSs, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the US dollar value of the amount that you realize and your tax basis, determined in US dollars, in your shares or ADSs. Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

United States Alien Holders. If you are a United States alien holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your shares or ADSs unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate United States alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Passive Foreign Investment Company Rules

We believe that our shares and ADSs should not be treated as stock of a passive foreign investment company, or PFIC, for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, unless a United States holder elects to be taxed annually on a mark-to-market basis with respect to the shares or ADSs, gain realized on the sale or other disposition of your shares or ADSs would in general not be treated as capital gain. Instead, if you are a United States holder, you would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for the shares or ADSs and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. In addition, dividends that you receive from ScottishPower would not be eligible for the special tax rates applicable to qualified dividend income if ScottishPower were a PFIC either in the taxable year of the distribution or the preceding taxable year, but instead would be taxable at rates applicable to ordinary income.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of shares or ADSs effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to you outside the United States by ScottishPower or another non-United States payor, and

•	other dividend payments and the payment of the proceeds from the sale of shares or ADSs effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax and the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with US Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of shares or ADSs effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of shares or ADSs that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in US Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of shares or ADSs effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person as defined in the Code,

•	a controlled foreign corporation for United States federal income tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “US persons”, as defined in US Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

United States Taxation of Debt Securities

This discussion describes the principal United States federal income tax consequences of owning the debt securities described in this prospectus.

This discussion deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to in this discussion as the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

United States Holder

If you are not a United States holder, this section does not apply to you, and you should see the sections entitled “United States Alien Holders (Scottish Power Finance (US), Inc.)” and “United States Alien Holders (ScottishPower)” below for information that may apply to you.

Payments of Interest. Except as described below in the case of interest on a “discount debt security” that is not “qualified stated interest”, each as defined later under “Original Issue Discount—General”, you will be taxed on any interest on your debt security, whether payable in US dollars or a currency, composite currency or basket of currencies other than US dollars, as ordinary income at the time you receive the interest or at the time it accrues, depending on your method of accounting for tax purposes. We refer to a currency, composite currency or basket of currencies other than US dollars as foreign currency throughout this section.

Interest paid on, and original issue discount (as described later under “Original Issue Discount”), if any, accrued with respect to the debt securities that are issued by ScottishPower constitutes income from sources outside the United States, but, with certain exceptions, will be “passive” or for taxable years beginning before January 1, 2007, “financial services” income, and for taxable years beginning after December 31, 2006, “general” category income, (depending on whether the United States Holder is predominantly engaged in the active conduct of a banking, insurance, finance, or similar business) in each case which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States Holder.

Cash Basis Taxpayers. If you are a taxpayer that uses the “cash receipts and disbursements” method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the US dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into US dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses the accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into US dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into US dollars.

Original Issue Discount. General. If you own a debt security, other than a debt security with a term of one year or less, referred to as a “short-term debt security”, it will be treated as issued at an original issue discount, referred to as a “discount debt security”, if the debt security’s “stated redemption price at maturity” exceeds its “issue price” by more than a “de minimis amount”. All three terms are defined below. Generally, a debt security’s “issue price” will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s “stated redemption price at maturity” is the total of all payments provided by the debt security that are not payments of “qualified stated interest”. Generally, an interest payment on a debt security is “qualified stated interest” if it is part of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the debt security. There are special rules for “variable rate debt securities” that we discuss below under “Variable Rate Debt Securities”.

In general, your debt security is not a discount debt security if the amount by which its “stated redemption price at maturity” exceeds its “issue price” is less than 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity, referred to as the “de minimis amount”. Your debt security will have “de minimis original issue discount” if the amount of the excess is less than the de minimis amount. If your debt security has “de minimis original issue discount”, you must include it in income as stated principal payments are made on the debt security, unless you make the election described below under “Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the debt security.

Inclusion of Original Issue Discount in Income. Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you own your discount debt security, referred to as “accrued OID”. You can determine the daily portion by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security (other than any payment of qualified stated interest); and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price (as determined above under “Inclusion of Original Issue Discount in Income”), the excess is “acquisition premium”. If you do not make the election described below under “Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by an amount equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of your debt security divided by:

•	the excess of the sum of all amounts payable (other than qualified stated interest) on your debt security after the purchase date over your debt security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election can be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or the issuer have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that the issuer may exercise, the issuer will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and the issuer hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules, referred to as a “change in circumstances”, then, except to the extent that a portion of your debt security is repaid as a result of the change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under the heading “Inclusion of Original Issue Discount in Income”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “Debt Securities Purchased at a Premium”) or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the “issue price” of your debt security will equal your cost;

•	the issue date of your debt security will be the date you acquired it; and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that you own as of the beginning of the taxable year in which you acquire the debt security for which you made this election or which you acquire thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or thereafter acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities. Your debt security will be a “variable rate debt security” if:

•	your debt security’s “issue price” does not exceed the total noncontingent principal payments by more than the lesser of:

•	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest (compounded or paid at least annually) only at:

•	one or more “qualified floating rates”;

•	a single fixed rate and one or more qualified floating rates;

•	a single “objective rate”; or

•	a single fixed rate and a single objective rate that is a “qualified inverse floating rate”.

Your debt security will have a variable rate that is a “qualified floating rate” if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35; or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions, including caps, floors, governors, or other similar restrictions, unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single “objective rate” if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your debt security is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a “qualified inverse floating rate” if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ significantly; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate, other than at a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate, other than at single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID (as specially defined below for the purposes of this paragraph) for US federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the OID accrued on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Foreign Currency Discount Debt Securities. You must determine OID for any accrual period on your discount debt security if it is denominated in, or determined by reference to, a foreign currency in the foreign currency and then translate the amount of OID into US dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Debt Securities Purchased at a Premium. If you purchase your debt security for an amount in excess of all amounts payable on the debt security after the acquisition date, other than payments of qualified stated interest, you may elect to treat the excess as “amortizable bond premium”. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable, based on your debt security’s yield to maturity, to that year. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security when your amortized bond premium offsets your interest income is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments, the interest on which is excludible from gross income, that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Service. See also “Election to Treat All Interest as Original Issue Discount”.

Market Discount. You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount and your debt security will be a “market discount debt security” if:

•	you purchase your debt security for less than its issue price (as determined above under “General”); and

•	your debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s “revised issue price”, exceeds the price you paid for your debt security by at least 1/4 of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity.

To determine the “revised issue price” of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its “issue price”.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its “revised issue price”, does not exceed the price you paid for the debt security by 1/4 of 1 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes “de minimis market discount”, and the rules that we discuss below are not applicable to you.

If you recognize gain on the maturity or disposition of your market discount debt security, you must treat it as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the debt security with respect to which it is made and you may not revoke it.

If you own a market discount debt security and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

Purchase, Sale and Retirement of the Debt Securities. Your tax basis in your debt security will generally be the US dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security, and then

•	subtracting the amount of any payments on your debt security that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the US dollar cost of your debt security will generally be the US dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer (or an accrual basis taxpayer if you so elect), and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the US dollar cost of your debt security will be the US dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the US dollar value of such amount on:

•	the date payment is received, if you are a cash basis taxpayer and the debt securities are not traded on an established securities market, as defined in the applicable Treasury regulation;

•	the date of disposition, if you are an accrual basis taxpayer; or

•	the settlement date for the sale, if you are a cash basis taxpayer (or an accrual basis United States holder that so elects) and the debt securities are traded on an established securities market, as defined in the applicable Treasury regulation.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	attributable to changes in exchange rates as described in the next paragraph;

•	described above under “Original Issue Discount—Short-Term Debt Securities” or “Market Discount”;

•	attributable to accrued but unpaid interest; or

•	the rules governing contingent payment obligations apply.

Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you only take exchange gain or loss into account to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Currencies Other Than US Dollars. If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its US dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the US dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for US dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Debt Securities. The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

United States Alien Holders (Scottish Power Finance (US), Inc.). This section describes the tax consequences to a United States alien holder of acquiring, owning and disposing of debt securities issued by Scottish Power Finance (US), Inc. If you are a United States holder, or a United States alien holder of debt securities issued by ScottishPower, this section does not apply to you.

This discussion assumes that the debt security is not subject to the rules of Section 871(h)(4)(A) of the Code, which relates to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

•	Scottish Power Finance (US), Inc. and its paying agents will not deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of interest,

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of ScottishPower (or certain of its affiliates) entitled to vote;

•	you are not a controlled foreign corporation that is related to ScottishPower through stock ownership; and

•	the United States payor does not have actual knowledge or reason to know that you are a United States person and:

a. you have furnished to the United States payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the United States payor documentation that establishes your identity and your status as a non-United States person,

c. the United States payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii. a United States branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or United States branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d. the United States payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i. certifying to the United States payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii. to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e. the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security.

Further, a debt security held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Scottish Power Finance (US), Inc. entitled to vote at the time of death; and

•	the income on the debt security would not have been effectively connected with a United States trade or business of the decedent at the same time.

United States Alien Holders (ScottishPower). This section describes the tax consequences to a United States alien holder of acquiring, owning and disposing of debt securities issued by ScottishPower. If you are a United States holder, or a United States alien holder of debt securities issued by Scottish Power Finance (US), Inc., this section does not apply to you.

Payments of Interest. Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, on a debt security is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Code; or

•	you both:

•	have an office or other fixed place of business in the United States to which the interest is attributable; and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Debt Securities. You generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Backup Withholding and Information Reporting (Scottish Power Finance (US), Inc.)

This section describes the backup withholding and information reporting relating to holders of debt securities issued by Scottish Power Finance (US), Inc.

United States Holders. In general, if you are a noncorporate United States holder, Scottish Power Finance (US), Inc. and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of OID on a discount debt security. In addition, the proceeds of the sale of your debt security before maturity within the United States will be reported to the United States Internal Revenue Service. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

United States Alien Holders. In general, if you are a United States alien holder, payments of principal, premium or interest, including OID, made by Scottish Power Finance (US), Inc. and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “United States Alien Holders (Scottish Power Finance (US), Inc.)” are satisfied or you otherwise establish an exemption. However, Scottish Power Finance (US), Inc. and other payors are required to report payments of interest on your debt securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in United States Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “US persons”, as defined in US Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

Backup Withholding and Information Reporting (ScottishPower)

This section describes the backup withholding and information reporting requirements regarding holders of debt securities issued by ScottishPower.

United States Holders. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

United States Alien Holders. If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by ScottishPower or another non-United States payor and

•	other payments of principal and interest and the payment of proceeds from the sale effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with United States Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of debt securities issued by ScottishPower will have the same tax treatment as payments of the proceeds from the sale of debt securities issued by Scottish Power Finance (US), Inc. described above.

United Kingdom Taxation

United Kingdom Taxation of Shares and ADSs

This section describes the material UK tax consequences of the acquisition, ownership and disposition of shares or ADSs issued by ScottishPower, but it does not purport to be a comprehensive description of all of the UK tax considerations that may be relevant to a decision to acquire such securities. It is the opinion of Freshfields Bruckhaus Deringer, special UK tax counsel to ScottishPower. This section is based on current UK tax legislation, current UK Inland Revenue practice and the terms of the UK/US income tax treaty, or the Treaty, as appropriate, all of which are subject to change at any time, possibly with retrospective effect.

This section only applies to persons who are the beneficial owners of their shares or ADSs and assumes that holders of ADSs will be treated as holders of the underlying ordinary shares. References to a US holder are to that term as described above under “United States Taxation”. This section may not apply to special classes of shareholders or ADS holders, such as dealers in securities.

Prospective purchasers of the shares or ADSs should consult their own tax advisors as to the UK, US or other tax consequences of the acquisition, ownership and disposition of shares or ADSs in their particular circumstances, including the applicability and effect of the Treaty.

Taxation of chargeable gains

UK residents

A disposal (or deemed disposal) of shares or ADSs by a shareholder, or holder of ADSs, who is resident or (in the case of an individual) ordinarily resident for tax purposes in the UK may, depending on the shareholder’s or ADS holder’s particular circumstances, and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of UK taxation on chargeable gains.

Persons temporarily non-resident in the UK

A shareholder or ADS holder who is an individual and who has, on or after March 17, 1998, ceased to be resident and ordinarily resident for tax purposes in the UK for a period of less than five years of assessment and who disposes of shares or ADSs during that period may be liable, in the tax year in which such shareholder or ADS holder begins to be resident and ordinarily resident again in the UK, to UK taxation on chargeable gains arising during his period of absence, subject to any available exemption or relief.

Non-UK resident persons

Subject to the provisions set out above in relation to temporary non-residents, shareholders or ADS holders who are neither resident nor (in the case of an individual) ordinarily resident in the UK will not normally be liable for UK tax on chargeable gains (or for any other UK tax upon a disposal or deemed disposal of shares or ADSs) unless they carry on a trade, profession or vocation in the UK through a permanent establishment, branch or agency and the shares or ADSs are or have been used or held by or for the purposes of the permanent establishment, branch or agency, in which case such shareholder or ADS holder might, depending on individual circumstances, be liable to UK tax on chargeable gains on any disposal (or deemed disposal) of shares of ADSs.

Taxation of dividends

ScottishPower will not be required to withhold tax at source when paying a dividend on the shares or ADSs.

UK residents

An individual shareholder or ADS holder who is resident in the UK for tax purposes will be entitled to a tax credit in respect of any dividend received from ScottishPower and will be taxable on the gross dividend, which is the aggregate of the dividend received and related tax credit. The value of the tax credit will be equal to one-ninth of the dividend received (and, therefore, 10% of the gross dividend). The gross dividend will be treated as an individual’s income and will be subject to tax at the individual’s marginal rate. The tax credit will, however, be treated as discharging the individual’s liability to income tax in respect of the gross dividend, unless and except to the extent that the gross dividend falls above the threshold for the higher rate of income tax. A UK resident individual shareholder or ADS holder who is liable to income tax at the higher rate will be subject to tax at the rate applicable to dividends for such shareholders or ADS holders (currently 32.5%) on the gross dividend. The tax credit will be set off against but will not fully discharge such shareholder’s or ADS holder’s tax liability on the gross dividend and he will have to pay additional tax equal to 22.5% of the gross dividend, being 25% of the dividend received, to the extent that such sum falls above the threshold for the higher rate of income tax.

There will be no payment of the tax credit or any part of it to an individual whose liability to income tax on the dividend and the related tax credit is less than the tax credit, except where the individual holds the relevant shares through a personal equity plan or individual savings account and the dividend is received into such plan or account on or before April 5, 2004.

UK resident shareholders or ADS holders who are not liable for UK tax on dividends, including pension funds and charities, will not be entitled to claim the tax credits in respect of dividends although charities will be entitled to a payment by the UK Inland Revenue of a specified proportion of any dividend paid by us to the charities on or before April 5, 2004.

Subject to an exception for some insurance companies with overseas business, UK resident corporate shareholders or ADS holders will generally not be subject to corporation tax in respect of dividends received from ScottishPower, but will not be entitled to payment in respect of, or utilization of, any tax credit with respect to the dividends.

Non-UK resident persons

In general, holders of shares or ADSs who are not resident for tax purposes in the UK and who receive a dividend from ScottishPower will not have any further UK tax to pay in respect of the dividend, but will not normally be able to claim any additional payment in respect of the dividend from the UK Inland Revenue under any applicable double tax treaty (including the Treaty).

Stamp duty and stamp duty reserve tax

Any conveyance or transfer on sale or other disposal of shares will be subject to UK stamp duty or SDRT. The transfer on sale of shares will be liable to ad valorem UK stamp duty or SDRT, generally at the rate of 0.5% of the consideration paid (rounded up to the next multiple of £5.00 in the case of stamp duty). Stamp duty is usually the liability of the purchaser or transferee of the shares. An unconditional agreement to transfer such shares will be subject to SDRT, generally at the rate of 0.5% of the consideration paid, but such liability will be cancelled, or, if already paid, refunded, if the agreement is completed by a duly stamped transfer within six years of the agreement having become unconditional. SDRT is normally the liability of the purchaser or transferee of the shares.

Where ScottishPower issues shares, or a holder of shares transfers such shares, to a depositary receipt issuer or to a person providing clearance services (or their nominee or agent), a liability for UK stamp duty or SDRT at the rate of 1.5% (rounded up to the next multiple of £5.00 in the case of the stamp duty) of either the issue price or, in the case of a transfer, the amount or value of the consideration for the transfer, or the value of the shares will arise.

If any ADSs are cancelled, with the ordinary shares that they represent being transferred to the ADS holder, a liability for stamp duty may arise at the fixed rate of £5.00 per holding of ordinary shares.

No liability for stamp duty or SDRT will arise on a transfer of ADSs, provided that any document that effects such transfer is not executed in the UK and that it remains at all subsequent times outside the UK. An agreement to transfer ADSs will not give rise to a liability for SDRT.

United Kingdom Taxation of Debt Securities

The following summary describes certain United Kingdom taxation implications of acquiring, holding or disposing of debt securities issued by ScottishPower or Scottish Power Finance (US), Inc. It is the opinion of Freshfields Bruckhaus Deringer, special UK tax counsel to ScottishPower. The summary is based on current United Kingdom tax legislation, current United Kingdom Inland Revenue practice and the terms of the Treaty (as defined above), as appropriate, all of which are subject to change at any time, possibly with retrospective effect. The summary relates only to the position of persons who are absolute beneficial owners of the debt securities and does not deal with the position of certain classes of holders of debt securities such as dealers.

Please consult your own tax adviser concerning the consequences of owning these debt securities in your particular circumstances under UK law and the laws of any other taxing jurisdiction.

Payments

Payments of principal and interest on debt securities issued by Scottish Power Finance (US), Inc. will not be subject to withholding or deduction for or on account of UK taxation. Payments of principal on the debt securities issued by ScottishPower in accordance with the procedures described beginning on page 16 under “Description Of Debt Securities And Guarantees—Additional Mechanics—Payment and Paying Agents” will not be subject to any deduction or withholding for or on account of UK taxation. Payments of interest on debt securities issued by ScottishPower in accordance with the described procedure, will not be subject to withholding or deduction for or on account of UK taxation so long as such debt securities carry a right to interest and are listed on the New York Stock Exchange or any other “recognized stock exchange” within the meaning of Section 841 of the Income and Corporation Taxes Act 1988. On the basis of the UK Inland Revenue’s published interpretation of the relevant legislation, securities which are to be listed on a stock exchange in a country which is a member state of the European Union or which is part of the European Economic Area will satisfy this requirement if they are listed by a competent authority in that country and are admitted to trading on a recognized stock exchange in that country; securities which are to be listed on a stock exchange in any other country will satisfy this requirement if they are admitted to trading on a recognized stock exchange in that country. The London Stock Exchange and the New York Stock Exchange are recognized stock exchanges for these purposes.

Payments of interest on debt securities issued by ScottishPower may also be made without withholding or deduction for or on account of UK income tax if the maturity of the relevant debt security is less than one year from the date of issue and the debt security is not issued under arrangements the effect of which is to render such debt security part of a borrowing with a total term of one year or more.

In all other cases, payments will generally be made after deduction of tax at the lower rate, which is currently 20%. Certain holders of debt securities who are resident in the United States will generally be entitled to receive payments free of deductions on account of UK tax under the Treaty and may therefore be able to obtain a direction to that effect from the UK Inland Revenue. Holders of debt securities who are resident in other jurisdictions may also be able to receive payment free of deductions under an appropriate double taxation treaty and may be able to obtain a direction to that effect. However, such a direction will only be issued on prior application to the relevant tax authorities by the holder in question. If such a direction is not given, the person making the payment will be required to withhold tax, although a holder of debt securities resident in another jurisdiction who is entitled to relief may subsequently claim the amount withheld from the UK Inland Revenue.

The interest on debt securities issued by ScottishPower will have a UK source and accordingly may be chargeable to UK tax by direct assessment even where paid without withholding. However, the interest will not be chargeable to UK tax in the hands of a person who is not resident for tax purposes in the UK unless that person carries on a trade, profession or vocation in the UK through a permanent establishment, branch or agency in the UK in connection with which the interest is received or to which those debt securities are attributable. There are certain exceptions for interest received by certain categories of agents.

Guarantee Payments

Any payments made by ScottishPower under the guarantee either to:

•	holders who beneficially own debt securities, or

•	any issuer to enable it to make payments of principal or interest in respect of the debt securities,

will have a UK source for UK tax purposes. Therefore recipients may be directly assessed for UK tax on the receipt of this payment. However, where a payment is made to a holder who is resident in another jurisdiction, the recipient will not be directly assessed for UK tax on that payment, unless such recipient carries on a trade, profession or vocation in the UK through a UK permanent establishment, branch or agency in connection with which the interest is received or to which those debt securities are attributable, in which case (subject to exceptions for interest received by certain categories of agents) tax may be levied on the UK permanent establishment, branch or agency.

If a payment is made to a holder of debt securities, no withholding need be made nor UK tax deducted, provided an appropriate claim relating to that payment has been validly made and accepted by the UK Inland Revenue under the relevant double taxation treaty. It is also necessary for the following to be true:

•	the payment constitutes “interest”, as this term is defined in the Interest Article of the relevant treaty and the treaty provides full exemption from UK tax on interest, or the payment is otherwise exempt from taxation under the relevant treaty;

•	the person beneficially entitled to that payment is entitled to and has claimed the benefit of the relevant treaty in respect of the payment; and

•	ScottishPower has received from the UK Inland Revenue a direction under the relevant treaty allowing the payment to be made without the deduction of UK tax.

Provision of Information

Holders of debt securities should note that where any interest on debt securities is paid to them (or to any person acting on their behalf) by any of the issuers or any person in the United Kingdom acting on behalf of any of the issuers (a “paying agent”), or is received by any person in the United Kingdom acting on behalf of the relevant holder (other than solely by clearing or arranging the clearing of a check) (a “collecting agent”), the relevant issuer (in the case of debt securities issued by ScottishPower), the paying agent or the collecting agent (as the case may be) may, in certain cases, be required to supply to the UK Inland Revenue details of the payment and certain details relating to the holder (including the holder’s name and address). These provisions will apply whether or not the interest has been paid subject to withholding or deduction for or on account of UK income tax and whether or not the holder is resident in the United Kingdom for UK taxation purposes. Where the holder is not so resident, the details provided to the UK Inland Revenue may, in certain cases, be passed by the UK Inland Revenue to the tax authorities of the jurisdiction in which the holder is resident for taxation purposes. For the above purposes, “interest” should be taken, for practical purposes, as including payments made by the Guarantor in respect of interest on debt securities. The provisions referred to above may also apply, in certain circumstances, in relation to payments made on redemption of any debt securities where the amount payable on redemption is greater than the issue price of the debt securities. Further legislation has been introduced, as provided for by the Finance Acts 2003 and 2004, to implement in United Kingdom law the proposed EU Savings Directive.

Optional Tax Redemption

In the earlier section entitled “Description Of Debt Securities And Guarantees—Special Situations—Optional Tax Redemption” we set out two situations in which the issuers may redeem any debt securities. As of the date of this prospectus, none of those situations applies in respect of UK taxation law. It is assumed that all reasonable measures will be taken to avoid the payment of additional amounts or any deduction or withholding.

Disposal (including Redemption)

A holder of debt securities who is resident outside the UK will not be liable to UK taxation in respect of a disposal (including redemption) of a debt security, any gain accrued in respect of a debt security or any change in the value of a debt security.

This will be the case unless, at the time of the disposal, the holder carries on a trade, profession or vocation in the United Kingdom through a permanent establishment, branch or agency and the debt security was used in or for the purposes of this trade, profession or vocation or acquired for the use and used by or for the purchases of the permanent establishment, branch or agency. If the holder is a company resident in the United Kingdom, it will have to account for corporation tax in respect of both interest and all profits and gains arising from, and from any change in the value in, a debt security. If the holder is an individual resident in the United Kingdom, he may have to account for capital gains tax in respect of any gains arising on a disposal of a debt security, unless the debt securities are “qualifying corporate bonds” within the meaning of section 117 of the Taxation of Chargeable Gains Act 1992. If this is the case, neither chargeable gains nor allowable losses will arise on a disposal of the debt securities for the purposes of taxation of chargeable gains.

Inheritance Tax

A holder of debt securities who is an individual domiciled outside the United Kingdom will generally not be liable to UK inheritance tax in respect of his holding of debt securities. This will be the case if a register of the debt securities is maintained outside the United Kingdom. If no register is maintained, there may be a liability to inheritance tax if the debt securities are held in the United Kingdom. If so, exemption from or reduction in any UK inheritance tax liability may be available for holders of debt securities who are resident in another jurisdiction under a relevant tax treaty made between that jurisdiction and the United Kingdom.

Holders of debt securities who are resident in the United Kingdom may be liable to inheritance tax in respect of their holdings of debt securities.

Stamp Duty and Stamp Duty Reserve Tax

No UK stamp duty or stamp duty reserve tax will generally be payable by a holder of debt securities on the creation, issue or redemption of the debt securities by any issuer.

No liability for UK stamp duty or stamp duty reserve tax will arise on a transfer, or an agreement to transfer, of debt securities unless such securities carry:

•	a right of conversion into shares or other securities;

•	a right to interest, the amount of which is or was determined to any extent by reference to the results of, or of any part of, a business or to the value of any property;

•	a right to interest the amount of which exceeds a reasonable commercial return on the nominal amount of the capital; or

•	a right of repayment to an amount which exceeds the nominal amount of the capital and is not reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital listed on the Official List of the London Stock Exchange.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the public offering price of the securities; and

•	any exchange on which the securities will be listed.

Underwriters

If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Each series of debt securities offered will be a new issue of securities and will have no established trading market. The debt securities offered may or may not be listed on a national securities exchange. We cannot be sure as to the liquidity of or the existence of trading markets for any debt securities offered.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and will state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities can not at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any type or series on a US national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

VALIDITY OF SECURITIES

Milbank, Tweed, Hadley & McCloy LLP, our US counsel, and US counsel for any underwriters, which will be named in the prospectus supplement, will pass upon the validity of the debt securities and guarantees as to certain matters of New York law. Shepherd+ Wedderburn, our Scottish counsel, will pass upon the validity of the debt securities, guarantees, preference shares and ordinary shares as to certain matters of Scottish law.

INDEPENDENT ACCOUNTANTS

The financial statements incorporated into this Prospectus by reference to the Annual Report on Form 20-F for the year ended March 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement:

Securities and Exchange Commission registration fee	US$	506,800
Legal fees and expenses		$400,000
Accounting fees and expenses		$100,000
Printing and engraving expenses		$81,500
Indenture Trustee’s fees and expenses		$28,500
Miscellaneous		$83,200

Total		$1,200,000

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

ScottishPower is a public limited company incorporated under the laws of Scotland. Scottish Power Finance (US), Inc. is incorporated under the laws of the State of Delaware. Many of our directors and officers, and some of the experts named in this document, reside outside of the US, principally in the UK. In addition, although our subsidiary, PacifiCorp, has substantial assets in the US, a large portion of our assets and the assets of our directors and officers are located outside of the US. As a result, it may be difficult for investors to effect service within the US upon persons located outside the US or to enforce in US courts or outside the US judgments obtained against persons in US courts, or to enforce in US courts judgments obtained against such persons in courts in jurisdictions outside the US, in each case, in any action, including actions predicated upon the civil liability provisions of US securities laws. We have been advised by our Scottish legal advisors, Shepherd+ Wedderburn, that there may be doubt as to the enforceability against us or such persons in the UK, whether in original actions or in actions for the enforcement of judgments of US courts, of civil liabilities solely based upon US federal securities laws.

FORWARD-LOOKING STATEMENTS

This prospectus and the related prospectus supplement may contain statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as “Forward-Looking Statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements with respect to us, our corporate plans, future financial condition, future results of operations, future business plans, strategies, objectives and beliefs and other statements that are not historical facts are forward looking. Statements containing the words “may”, “will”, “expect”, “anticipate”, “believe”, “intend”, “estimate”, “continue”, “plan”, “project”, “target”, “on track to”, “strategy”, “aim”, “seek”, “will meet” or other similar words are also forward looking. These statements are based on our management’s assumptions and beliefs in light of the information available to us. These assumptions involve risks and uncertainties which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

ScottishPower wishes to caution readers, and others to whom forward-looking statements are addressed, that any such forward-looking statements are not guarantees of future performance and that actual results may differ materially from estimates in the forward-looking statements. ScottishPower undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof. Important factors that may cause results to differ from expectations include, for example:

•	any regulatory changes (including changes in environmental regulations) that may increase the operating costs of the group, may require the group to make unforeseen capital expenditures or may prevent the regulated business of the group from achieving acceptable returns;

•	the outcome of general rate cases and other proceedings conducted by regulatory commissions;

•	the cost, feasibility and eventual outcome of hydroelectric facility relicensing proceedings;

•	future levels of industry generation and supply, demand and pricing, political stability, competition and economic growth in the relevant areas in which the group has operations;

•	the availability of acceptable fuel at favorable prices;

•	weather and weather related impacts;

•	the availability of operational capacity of plants;

•	adequacy and accuracy of load and price forecasts that could impact the hedging strategy and costs to balance electricity load and supply;

•	the success of reorganizational and cost-saving efforts;

•	the impact of new accounting pronouncements on results of operations; and

•	development and use of technology, the actions of competitors, natural disasters and other changes to business conditions.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

ScottishPower files annual, quarterly, special reports and other information with the SEC under File No. 001-14676. You may read and copy any reports, statements or other information filed by Scottish Power at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges. Documents we file with or submit to the SEC electronically are available on the website maintained by the SEC at www.sec.gov.

ScottishPower’s ADSs are listed on the New York Stock Exchange. ScottishPower’s ordinary shares are listed on the official list of the UK Listing Authority and are admitted to trading on the London Stock Exchange plc’s market for listed securities. You can consult reports and other information about ScottishPower that we filed pursuant to the rules of the London Stock Exchange plc, or London Stock Exchange, and the New York Stock Exchange at such exchanges.

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained in this prospectus. The information that we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings that we file with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until we complete the offerings using this prospectus:

•	Annual Report on Form 20-F for the fiscal year ended March 31, 2004;

•	Our report on Form 6-K furnished to the SEC on October 29, 2004;

•	Our report on Form 6-K furnished to the SEC on December 23, 2004;

•	Our report on Form 6-K furnished to the SEC on February 22, 2005 (regarding third quarter and nine month financial results to December 31, 2004); and

•	Our reports on Form 6-K furnished to the SEC after the date of this prospectus only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

ScottishPower’s Form 20-F contains a summary description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with applicable accounting principles in the UK. We refer to these principles as UK GAAP later in this prospectus. For a discussion of the principal differences between UK GAAP and generally accepted accounting principles applicable in the United States, referred to as US GAAP, please see “Financial Review—Critical Accounting Policies—UK GAAP”, “Financial Review—Critical Accounting Policies—US GAAP”, “Financial Review—UK GAAP to US GAAP Reconciliation” and note 34 to the consolidated financial statements, each included in our Annual Report on Form 20-F for the fiscal year ended March 31, 2004, which is incorporated by reference in this prospectus.

Information that we file with the SEC will automatically update and supersede information in documents filed with the SEC at earlier dates. Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed incorporated document modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.

You may request a copy of the filings referred to above, excluding exhibits to such filings unless an exhibit has been specifically incorporated by reference in this prospectus, at no cost, by writing or telephoning ScottishPower at the following:

Scottish Power plc

1 Atlantic Quay

Glasgow G2 8SP, Scotland

Attn: Company Secretary

Tel. No.: 011-44-141-636-4513

You should rely only on the information that we incorporate by reference or provide in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.